Exhibit 10.24

LOAN AND SECURITY AGREEMENT

THIS LOAN AND SECURITY AGREEMENT (this “Agreement”) dated as of May 11, 2011 (the “Effective Date”) between SILICON VALLEY BANK, a California corporation (“Bank”), and SOLAZYME, INC., a Delaware corporation (“Borrower”), provides the terms on which Bank shall lend to Borrower and Borrower shall repay Bank. The parties agree as follows:

1	ACCOUNTING AND OTHER TERMS

Accounting terms not defined in this Agreement shall be construed following GAAP. Calculations and determinations must be made following GAAP. Capitalized terms not otherwise defined in this Agreement shall have the meanings set forth in Section 13. All other terms contained in this Agreement, unless otherwise indicated, shall have the meaning provided by the Code to the extent such terms are defined therein.

2	LOAN AND TERMS OF PAYMENT

2.1 Promise to Pay. Borrower hereby unconditionally promises to pay Bank the outstanding principal amount of all Credit Extensions and accrued and unpaid interest thereon as and when due in accordance with this Agreement.

2.1.1 Revolving Advances.

(a) Availability. Subject to the terms and conditions of this Agreement and Borrower’s compliance with Section 6.7, Bank shall make Advances not exceeding the Availability Amount. Amounts borrowed hereunder may be repaid and, prior to the Revolving Line Maturity Date, reborrowed, subject to the applicable terms and conditions precedent herein.

(b) Termination; Repayment. The Revolving Line terminates on the Revolving Line Maturity Date, when the principal amount of all Advances, the unpaid interest thereon, and all other Obligations relating to the Revolving Line shall be immediately due and payable. If Borrower terminates the Revolving Line before the first anniversary of the Effective Date, Borrower shall pay to Bank a fully earned, non-refundable revolving line termination fee of Fifty Thousand Dollars ($50,000) (the “Revolving Line Termination Fee”) at such termination unless the termination of the Revolving Line is through the replacement of the Revolving Line by another credit facility hereafter provided by Bank.

2.1.2 Letters of Credit Sublimit.

(a) As part of the Revolving Line, Bank shall issue or have issued Letters of Credit denominated in Dollars or a Foreign Currency for Borrower’s account. The aggregate Dollar Equivalent amount utilized for the issuance of Letters of Credit shall at all times reduce the amount otherwise available for Advances under the Revolving Line. The aggregate Dollar Equivalent amount available to be used for the issuance of Letters of Credit may not exceed (i) the Revolving Line, minus (ii) the sum of (x) all outstanding principal amounts of any Advances, (y) the Dollar Equivalent of the face amount of any outstanding Letters of Credit (including drawn but unreimbursed Letters of Credit and any Letter of Credit Reserve) and (z) the FX Reduction Amount.

(b) If, on the Revolving Line Maturity Date (or the effective date of any termination of this Agreement), there are any outstanding Letters of Credit, then on such date Borrower shall provide to Bank cash collateral in an amount equal to 105% (for Letters of Credit denominated in U.S. Dollars) or 110% (for Letters of Credit denominated in a currency other than U.S. Dollars) of the Dollar Equivalent of the face amount of all such Letters of Credit plus all interest, fees, and costs due or to become due in connection therewith (as estimated by Bank in its good faith business judgment), to secure all of the Obligations relating to such Letters of Credit. All Letters of Credit shall be in form and substance acceptable to Bank in its sole discretion and shall be subject to the terms and conditions of Bank’s standard Application and Letter of Credit Agreement (the “Letter of Credit Application”). Borrower agrees to execute any further documentation in connection with the Letters of Credit as Bank may reasonably request. Borrower further agrees to be bound by the regulations and interpretations of the issuer of any Letters of Credit guarantied by Bank and opened for Borrower’s account or by Bank’s interpretations of any Letter of Credit issued by Bank for Borrower’s account, and Borrower understands and agrees that Bank shall not be liable for any error, negligence, or mistake, whether of omission or commission, in following Borrower’s instructions in good faith or those contained in the Letters of Credit or any modifications, amendments, or supplements thereto.

(c) The obligation of Borrower to immediately reimburse Bank for drawings made under Letters of Credit shall be absolute, unconditional, and irrevocable, and shall be performed strictly in accordance with the terms of this Agreement, such Letters of Credit, and the Letter of Credit Application.

(d) Borrower may request that Bank issue a Letter of Credit payable in a Foreign Currency. If a demand for payment is made under any such Letter of Credit, Bank shall treat such demand as an Advance to Borrower of the Dollar Equivalent of the amount thereof (plus fees and charges in connection therewith such as wire, cable, SWIFT or similar charges).

(e) To guard against fluctuations in currency exchange rates, upon the issuance of any Letter of Credit payable in a Foreign Currency, Bank shall create a reserve (the “Letter of Credit Reserve”) under the Revolving Line in an amount equal to ten percent (10%) of the face amount of such Letter of Credit. The amount of the Letter of Credit Reserve may be adjusted by Bank from time to time to account for fluctuations in the exchange rate. The availability of funds under the Revolving Line shall be reduced by the amount of such Letter of Credit Reserve for as long as such Letter of Credit remains outstanding.

2.1.3 Foreign Exchange Sublimit. As part of the Revolving Line, Borrower may enter into foreign exchange contracts with Bank under which Borrower commits to purchase from or sell to Bank a specific amount of Foreign Currency (each, a “FX Forward Contract”) on a specified date (the “Settlement Date”). FX Forward Contracts shall have a Settlement Date of at least one (1) FX Business Day after the contract date and shall be subject to a reserve of ten percent (10%) of each outstanding FX Forward Contract (the “FX Reserve”). The aggregate amount of FX Forward Contracts at any one time may not exceed ten (10) times the amount equal to Five Million Dollars ($5,000,000), minus (i) the sum of (x) the Dollar Equivalent of the face amount of any outstanding Letters of Credit (including drawn but unreimbursed Letters of Credit and any Letter of Credit Reserve), and (y) the sum of all outstanding principal amounts of any Advances . The amount otherwise available for Credit Extensions under the Revolving Line shall be reduced by an amount equal to ten percent (10%) of each outstanding FX Forward Contract (the “FX Reduction Amount”). Any amounts needed to fully reimburse Bank for any amounts not paid by Borrower in connection with FX Forward Contracts will be treated as Advances under the Revolving Line and will accrue interest at the interest rate applicable to Advances.

2.1.4 [Reserved.]

2.1.5 Term Loan.

(a) Availability. Subject to the satisfaction of the terms and conditions of this Agreement: (i) Bank shall make advances available to Borrower (each, a “Term Loan” and collectively, the “Term Loans”) in an aggregate original principal amount up to Fifteen Million Dollars ($15,000,000) from the Effective Date through November 30, 2011; (ii) each Term Loan shall be in an amount of at least Two Million Five Hundred Thousand Dollars ($2,500,000); and (iii) the first Term Loan shall be made within three (3) Business Days after the Effective Date.

(b) Repayment. For each Term Loan, Borrower shall make monthly payments of interest only commencing on the first day of the month following the month in which the Funding Date occurs with respect to such Term Loan and continuing thereafter on the first day of each successive calendar month through November 2011. Commencing on December 1, 2011 and on the first day of each successive month thereafter through and including November 1, 2015 (each a “Term Loan Scheduled Payment Date”), Borrower shall make forty-eight (48) equal monthly payments of principal and interest which would fully amortize the outstanding Term Loans (individually, the “Term Loan Scheduled Payment”, and collectively, “Term Loan Scheduled Payments”). All unpaid principal and accrued interest with respect to each Term Loan is due and payable in full on the Term Loan Maturity Date. A Term Loan may only be prepaid in accordance with Sections 2.1.5(c) and 2.1.5(d).

(c) Mandatory Prepayment Upon an Acceleration. If the Term Loans are accelerated following the occurrence and during the continuance of an Event of Default, Borrower shall immediately pay to Bank an amount equal to the sum of: (i) all outstanding principal plus accrued interest, plus (ii) all other sums, if any, that shall have become due and payable, including interest at the Default Rate with respect to any past due amounts.

(d) Permitted Prepayment of Term Loans. Borrower shall have the option to prepay all, but not less than all, of the Term Loans advanced by Bank under this Agreement, provided Borrower (i) provides written notice to Bank of its election to prepay the Term Loans at least ten (10) days prior to such prepayment, and (ii) pays, on the date of such prepayment (A) all outstanding principal plus accrued interest, plus (B) all other sums, if any, that shall have become due and payable, including interest at the Default Rate with respect to any past due amounts.

2.2 Overadvances. If, at any time, the sum of (a) the outstanding principal amount of any Advances, plus (b) the face amount of any outstanding Letters of Credit (including drawn but unreimbursed Letters of Credit and any Letter of Credit Reserve), plus (c) the FX Reduction Amount exceeds the Revolving Line, Borrower shall immediately pay to Bank in cash such excess.

2.3 Payment of Interest on the Credit Extensions.

(a) Interest Rate.

(i) Advances. Subject to Section 2.3(b), the principal amount outstanding under the Revolving Line shall accrue interest at a floating per annum rate equal to the WSJ Prime Rate, which interest shall be payable monthly in accordance with Section 2.3(f) below.

(ii) Term Loans. Subject to Section 2.3(b), the principal amount outstanding under each Term Loan shall accrue interest, which interest shall be payable monthly, at a fixed per annum rate equal to five percent (5.0%).

(b) Default Rate. Immediately upon the occurrence and during the continuance of a payment Event of Default or Financial Covenant Default, outstanding Obligations shall bear interest at a rate per annum which is three percentage points (3.00%) above the rate that is otherwise applicable thereto (the “Default Rate”) unless Bank otherwise elects from time to time in its sole discretion to impose a smaller increase. Fees and expenses which are required to be paid by Borrower pursuant to the Loan Documents (including, without limitation, Bank Expenses) but are not paid when due shall bear interest until paid at a rate equal to the highest rate applicable to the Obligations. Payment or acceptance of the increased interest rate provided in this Section 2.3(b) is not a permitted alternative to timely payment and shall not constitute a waiver of any Event of Default or otherwise prejudice or limit any rights or remedies of Bank.

(c) Adjustment to Interest Rate. Changes to the interest rate of any Credit Extension based on changes to the WSJ Prime Rate shall be effective on the effective date of any change to the WSJ Prime Rate and to the extent of any such change.

(d) Computation; 360-Day Year. In computing interest, the date of the making of any Credit Extension shall be included and the date of payment shall be excluded; provided, however, that if any Credit Extension is repaid on the same day on which it is made, such day shall be included in computing interest on such Credit Extension. Interest shall be computed on the basis of a 360-day year for the actual number of days elapsed.

(e) Debit of Accounts. Bank may debit any of Borrower’s deposit accounts, including the Designated Deposit Account, for principal and interest payments or any other amounts Borrower owes Bank when due. These debits shall not constitute a set-off.

(f) Interest Payment Date. Unless otherwise provided, interest is payable monthly on the first (1st) calendar day of each month.

2.4 Fees. Borrower shall pay to Bank:

(a) Term Loan Facility Fee. A fully earned, non-refundable term loan facility fee of Sixty Thousand Dollars ($60,000), on the Effective Date; Borrower has paid Bank a good faith deposit of Fifty Thousand Dollars ($50,000) and on the Effective Date, this good faith deposit shall be applied towards the term loan facility fee due on the Effective Date;

(b) Revolving Line Facility Fee. A fully earned, non-refundable revolving line facility fee of Twenty Thousand Dollars ($20,000), on the Effective Date and thereafter, Borrower shall pay to Bank an additional fully earned, non-refundable revolving line facility fee of Twenty Thousand Dollars ($20,000) annually on every anniversary of the Effective Date;

(c) Revolving Line Termination Fee. The Revolving Line Termination Fee, if and when due hereunder; and

(d) Bank Expenses. All Bank Expenses (including reasonable attorneys’ fees and expenses for documentation and negotiation of this Agreement) incurred through and after the Effective Date, when due.

2.5 Payments; Application of Payments. All payments (including prepayments) to be made by Borrower under any Loan Document shall be made in immediately available funds in U.S. Dollars, without setoff or counterclaim, before 12:00 p.m. Pacific time on the date when due. Payments of principal and/or interest received after 12:00 p.m. Pacific time are considered received at the opening of business on the next Business Day. When a payment is due on a day that is not a Business Day, the payment shall be due the next Business Day, and additional fees or interest, as applicable, shall continue to accrue until paid.

3	CONDITIONS OF LOANS

3.1 Conditions Precedent to Initial Credit Extension. Bank’s obligation to make the initial Credit Extension is subject to the condition precedent that Bank shall have received, in form and substance satisfactory to Bank, such documents, and completion of such other matters, as Bank may reasonably deem necessary or appropriate, including, without limitation:

(a) duly executed original signatures to the Loan Documents;

(b) Borrower’s Operating Documents and a good standing certificate of Borrower certified by the Secretary of State of the States of Delaware and California as of a date no earlier than thirty (30) days prior to the Effective Date;

(c) duly executed original signatures to the completed Borrowing Resolutions for Borrower;

(d) certified copies, dated as of a recent date, of financing statement searches, as Bank shall request, accompanied by written evidence (including any UCC termination statements) that the Liens indicated in any such financing statements either constitute Permitted Liens or have been or, in connection with the initial Credit Extension, will be terminated or released;

(e) the Perfection Certificate of Borrower, together with the duly executed original signature thereto;

(f) evidence satisfactory to Bank that the insurance policies required by Section 6.5 hereof are in full force and effect, together with appropriate evidence showing lender loss payable and/or additional insured clauses and cancellation notice to Bank (or endorsements reflecting the same) in favor of Bank;

(g) payment of the fees and Bank Expenses then due as specified in Section 2.4 hereof.

3.2 Conditions Precedent to all Credit Extensions. Bank’s obligations to make each Credit Extension, including the initial Credit Extension, is subject to the following conditions precedent:

(a) except as otherwise provided in Section 3.5(a), timely receipt of an executed Payment/Advance Form;

(b) the representations and warranties in this Agreement shall be true, accurate, and complete in all material respects on the Funding Date of each Credit Extension; provided, however, that such materiality qualifier shall not be applicable to any representations and warranties that already are qualified or modified by materiality in the text thereof; and provided, further that those representations and warranties expressly referring to a specific date shall be true, accurate and complete in all material respects as of such date, and no Event of Default shall have occurred and be continuing or result from the Credit Extension. Each Credit Extension is Borrower’s representation and warranty on that date that the representations and warranties in this Agreement remain true, accurate, and complete in all material respects; provided, however, that such materiality qualifier shall not be applicable to any representations and warranties that already are qualified or modified by materiality in the text thereof; and provided, further that those representations and warranties expressly referring to a specific date shall be true, accurate and complete in all material respects as of such date;

(c) in Bank’s sole discretion, there has not been any Material Adverse Change.

3.3 Post Financial Covenant Default Conditions. Upon the occurrence of a Financial Covenant Default, Borrower agrees to deliver to Bank, in form and substance satisfactory to Bank:

(a) duly executed original signatures to the Control Agreements required by Section 6.6(b); and

(b) and other documentation Bank may require to perfect its security interest in the Collateral.

3.4 Covenant to Deliver. Except as otherwise provided in Section 3.3, Borrower agrees to deliver to Bank each item required to be delivered to Bank under this Agreement as a condition precedent to any Credit Extension. Borrower expressly agrees that a Credit Extension made prior to the receipt by Bank of any such item shall not constitute a waiver by Bank of Borrower’s obligation to deliver such item, and the making of any Credit Extension in the absence of a required item shall be in Bank’s sole discretion.

3.5 Procedures for Borrowing.

(a) Advances. Subject to the prior satisfaction of all other applicable conditions to the making of an Advance set forth in this Agreement, to obtain an Advance (other than Advances under Sections 2.1.2 or 2.1.3), Borrower shall notify Bank (which notice shall be irrevocable) by electronic mail, facsimile, or telephone by 12:00 p.m. Pacific time on the Funding Date of the Advance. Together with any such electronic or facsimile notification, Borrower shall deliver to Bank by electronic mail or facsimile a completed Payment/Advance Form executed by a Responsible Officer or his or her designee. Bank may rely on any telephone notice given by a person whom Bank believes is a Responsible Officer or designee. Bank shall credit Advances to the Designated Deposit Account. Bank may make Advances under this Agreement based on instructions from a Responsible Officer or his or her designee or without instructions if the Advances are necessary to meet Obligations which have become due.

(b) Term Loans. To obtain a Term Loan (except for the first Term Loan), Borrower must notify Bank by electronic mail, facsimile or telephone by 12:00 p.m. Pacific Time three (3) Business Days prior to the date the Term Loan is to be made. If such notification is by telephone, Borrower must promptly confirm the notification by delivering to Bank a completed Payment/Advance Form in the form attached as Exhibit B. On the Funding Date, Bank shall credit to Borrower’s deposit account, an amount equal to the amount of the Term Loan. Bank may make Term Loans under this Agreement based on instructions from a Responsible Officer or his or her designee. Bank may rely on any telephone notice given by a person whom such Bank believes is a Responsible Officer or designee.

4	CREATION OF SECURITY INTEREST

4.1 Grant of Security Interest. Borrower hereby grants Bank, to secure the payment and performance in full of all of the Obligations, a continuing security interest in, and pledges to Bank, the Collateral, wherever located, whether now owned or hereafter acquired or arising, and all proceeds thereof; provided, that (a) such security interest shall not be effective unless or until a Financial Covenant Default has occurred (the first such date being the “Grant Effective Date”), (b) such security interest shall not constitute a cure of the Event(s) of Default giving rise thereto, and (c) any cure of the Events(s) of Default shall not be deemed a release of Bank’s security interest in the Collateral unless Bank otherwise consents thereto in writing.

4.2 Priority of Security Interest. Borrower represents, warrants, and covenants that the security interest granted or to be granted herein is and shall at all times on and after the Grant Effective Date continue to be a first priority perfected security interest in the Collateral (subject only to Permitted Liens that may have superior priority to Bank’s Lien under this Agreement).

If this Agreement is terminated, Bank’s Lien in the Collateral, if any, shall continue until the Obligations (other than inchoate indemnity obligations) are repaid in full in cash. Upon payment in full in cash of the

Obligations (other than inchoate indemnity obligations) and at such time as Bank’s obligation to make Credit Extensions has terminated, Bank’s Lien in the Collateral granted hereunder, if any, shall automatically terminate and all rights therein shall revert to Borrower, and Bank shall, at Borrower’s sole cost and expense, deliver such documents and make such filings as Borrower shall reasonably request to evidence such termination.

4.3 Authorization to File Financing Statements. Borrower hereby authorizes Bank to file financing statements, without notice to Borrower, with all appropriate jurisdictions to notice that the negative-negative pledge set forth in Section 7.5. Upon the occurrence of a Financial Covenant Default, Borrower hereby authorizes Bank to file financing statements, without notice to Borrower, with all appropriate jurisdictions to perfect or protect Bank’s interest or rights hereunder.

5	REPRESENTATIONS AND WARRANTIES

Borrower represents and warrants as follows:

5.1 Due Organization, Authorization; Power and Authority. Borrower is duly existing and in good standing as a Registered Organization in its jurisdiction of formation and is qualified and licensed to do business and is in good standing in any jurisdiction in which the conduct of its business or its ownership of property requires that it be qualified except where the failure to do so could not reasonably be expected to have a material adverse effect on Borrower’s business. In connection with this Agreement, Borrower has delivered to Bank, on or prior to the Effective Date, a completed certificate signed by Borrower, entitled “Perfection Certificate”. Borrower represents and warrants to Bank that on the Effective Date (a) Borrower’s exact legal name is that indicated on the Perfection Certificate and on the signature page hereof; (b) Borrower is an organization of the type and is organized in the jurisdiction set forth in the Perfection Certificate; (c) the Perfection Certificate accurately sets forth Borrower’s organizational identification number or accurately states that Borrower has none; (d) the Perfection Certificate accurately sets forth Borrower’s place of business, or, if more than one, its chief executive office as well as Borrower’s mailing address (if different than its chief executive office); (e) except as set forth in the Perfection Certificate, Borrower (and each of its predecessors) has not, in the past five (5) years, changed its jurisdiction of formation, organizational structure or type, or any organizational number assigned by its jurisdiction; and (f) all other information set forth on the Perfection Certificate pertaining to Borrower and each of its Subsidiaries is accurate and complete (it being understood and agreed that Borrower may from time to time update certain information in the Perfection Certificate after the Effective Date to the extent permitted by one or more specific provisions in this Agreement). If Borrower is not now a Registered Organization but later becomes one, Borrower shall promptly notify Bank of such occurrence and provide Bank with Borrower’s organizational identification number.

The execution, delivery and performance by Borrower of the Loan Documents to which it is a party have been duly authorized, and do not (i) conflict with any of Borrower’s organizational documents, (ii) contravene, conflict with, constitute a default under or violate any material Requirement of Law, (iii) contravene, conflict or violate any applicable order, writ, judgment, injunction, decree, determination or award of any Governmental Authority by which Borrower or any of its Subsidiaries or any of their property or assets may be bound or affected, (iv) require any action by, filing, registration, or qualification with, or Governmental Approval from, any Governmental Authority (except such Governmental Approvals which have already been obtained and are in full force and effect) or (v) constitute an event of default under any material agreement by which Borrower is bound. Borrower is not in default under any agreement to which it is a party or by which it is bound in which the default could reasonably be expected to have a material adverse effect on the business of Borrower and its consolidated Subsidiaries, taken as a whole.

5.2 Collateral. Borrower has good title to, has rights in, and the power to transfer each item of the Collateral, free and clear of any and all Liens except Permitted Liens. Borrower has no domestic deposit accounts other than the deposit accounts with Bank, the deposit accounts, if any, described in the Perfection Certificate delivered to Bank in connection herewith, or of which Borrower has given Bank notice and taken such actions as are necessary to give Bank a perfected security interest therein if required by Section 6.6(b). The Accounts are bona fide, existing obligations of the Account Debtors.

Borrower is the owner of the Intellectual Property which it owns or purports to own except for over-the-counter software that is commercially available to the public. To the Borrower’s knowledge and belief, each Patent that it owns or purports to own and is material to Borrower’s business is valid and enforceable, and no part of the Intellectual Property which Borrower owns or purports to own and which is material to Borrower’s business has been judged invalid or unenforceable, in whole or in part. To the best of Borrower’s knowledge, no claim has been made that any part of the Intellectual Property owned by Borrower infringes the patents of any third party except to the extent such claim would not reasonably be expected to have a material adverse effect on the business of Borrower and its consolidated Subsidiaries, taken as a whole.

5.3 Intentionally Omitted.

5.4 Litigation. There are no actions or proceedings pending or, to the knowledge of the Responsible Officers, threatened in writing by or against Borrower or any of its Subsidiaries that would reasonably be expected to have a material adverse effect on the business of Borrower and its consolidated Subsidiaries, taken as a whole.

5.5 Financial Statements; Financial Condition. All consolidated financial statements for Borrower delivered to Bank fairly present in all material respects Borrower’s consolidated financial condition and Borrower’s consolidated results of operations. There has not been any material adverse change in the consolidated financial condition or business of Borrower and its consolidated Subsidiaries, taken as a whole, since the date of the most recent financial statements submitted to Bank.

5.6 Solvency. The fair salable value of Borrower’s assets (including goodwill minus disposition costs) exceeds the fair value of its liabilities; Borrower is not left with unreasonably small capital after the transactions in this Agreement; and Borrower is able to pay its debts (including trade debts) as they mature.

5.7 Regulatory Compliance. Borrower is not regulated as an “investment company” or a company “controlled” by an “investment company” under the Investment Company Act of 1940, as amended. Borrower is not engaged as one of its important activities in extending credit for margin stock (under Regulations X, T and U of the Federal Reserve Board of Governors). Borrower has complied in all material respects with the Federal Fair Labor Standards Act. Borrower has not violated any laws, ordinances or rules, the violation of which could reasonably be expected to have a material adverse effect on the business of Borrower and its consolidated Subsidiaries taken as a whole. None of Borrower’s or any of its Subsidiaries’ properties or assets has been used by Borrower or any Subsidiary in disposing, producing, storing, treating, or transporting any hazardous substance, other than legally, which could reasonably be expected to have a material adverse effect on the business of Borrower and its Subsidiaries, taken as a whole. Borrower and each of its Subsidiaries have obtained all consents, approvals and authorizations of, made all declarations or filings with, and given all notices to, all Government Authorities that are necessary to continue their respective businesses as currently conducted.

5.8 Subsidiaries; Investments. Borrower does not own any stock, partnership interest or other equity securities except for Permitted Investments.

5.9 Tax Returns and Payments; Pension Contributions. Borrower has timely filed all required tax returns and reports, and Borrower has timely paid all foreign, federal, state and local taxes, assessments, deposits and contributions owed by Borrower, except, in each case, where the failure to do so would not reasonably be expected to have a material adverse effect on the financial condition or business of Borrower and its consolidated Subsidiaries, taken as a whole. Borrower is unaware of any claims or adjustments proposed for any of Borrower’s prior tax years which could result in additional material taxes becoming due and payable by Borrower. Borrower has paid all amounts necessary to fund all present pension, profit sharing and deferred compensation plans in accordance with their terms, and Borrower has not withdrawn from participation in, and has not permitted partial or complete termination of, or permitted the occurrence of any other event with respect to, any such plan which could reasonably be expected to result in any liability of Borrower, including any liability to the Pension Benefit Guaranty Corporation or its successors or any other governmental agency in the aggregate in excess of Five Hundred Thousand Dollars ($500,000).

5.10 Use of Proceeds. Borrower shall use the proceeds of the Credit Extensions solely as working capital or other general corporate purposes and not for personal, family, household or agricultural purposes.

5.11 Full Disclosure. No written representation, warranty or other statement of Borrower in any certificate or written statement given to Bank (other than any projections or forecasts or other forward looking information), as of the date such representation, warranty, or other statement was made, taken together with all such written certificates and written statements given to Bank, contains any untrue statement of a material fact or omits to state a material fact necessary to make the statements contained in the certificates or statements not misleading. Any projections and forecasts provided by Borrower to Bank have been prepared by Borrower in good faith and based upon reasonable assumptions, it being understood that such projections and forecasts are not viewed as facts and that actual results during the period or periods covered by such projections and forecasts may differ from the projected or forecasted results.

5.12 Definition of “Knowledge.” For purposes of the Loan Documents, whenever a representation or warranty is made to Borrower’s knowledge or awareness, to the “best of” Borrower’s knowledge, or with a similar qualification, knowledge or awareness means the actual knowledge, after reasonable investigation, of the Responsible Officers.

6	AFFIRMATIVE COVENANTS

Borrower shall do all of the following:

6.1 Government Compliance.

(a) Maintain its and all its Subsidiaries’ legal existence and good standing in their respective jurisdictions of formation and maintain qualification in each jurisdiction in which the failure to so qualify would reasonably be expected to have a material adverse effect on the business or operations of Borrower and its consolidated Subsidiaries, taken as a whole. Borrower shall comply, and have each Subsidiary comply, with all laws, ordinances and regulations to which it is subject, noncompliance with which could reasonably be expected to have a material adverse effect on the business of Borrower and its consolidated Subsidiaries, taken as a whole.

(b) Obtain all of the Governmental Approvals necessary for the performance by Borrower of its obligations under the Loan Documents to which it is a party and, on and after the Grant Effective Date, the grant of a security interest to Bank in all of its property. Borrower shall promptly provide copies of any such obtained Governmental Approvals to Bank.

6.2 Financial Statements, Reports, Certificates. Deliver to Bank:

(a) Borrowing Base Reports. Within thirty (30) days after the last day of each month, aged listings of accounts receivable and accounts payable (by invoice date) (the “Borrowing Base Reports”);

(b) Monthly Financial Statements. As soon as available, but no later than thirty (30) days after the last day of each month, a company prepared consolidated balance sheet and income statement covering Borrower’s consolidated operations for such month certified by a Responsible Officer and in a form reasonably acceptable to Bank (the “Monthly Financial Statements”);

(c) Monthly Compliance Certificate. Within thirty (30) days after the last day of each month and together with the Monthly Financial Statements, a duly completed Compliance Certificate signed by a Responsible Officer, certifying that as of the end of such month, Borrower was in full compliance with all of the terms of this Agreement (or, if not, specifying any non-compliance), and setting forth calculations showing compliance with the financial covenants set forth in this Agreement and such other information as Bank shall reasonably request;

(d) Annual Audited Financial Statements. As soon as available, but no later than one hundred eighty (180) days after the last day of Borrower’s fiscal year, audited consolidated financial statements prepared under GAAP, consistently applied, together with an unqualified opinion on the financial statements from Deloitte & Touche LLP or any other independent certified public accounting firm acceptable to Bank in its reasonable discretion;

(e) Annual Projections. As soon as available, but no later than sixty (60) days after the last day of Borrower’s fiscal year, annual financial projections approved by Borrower’s Board of Directors substantially consistent in form and detail with those previously provided to Bank except that quarterly numbers shall be included;

(f) SEC Filings. In the event that Borrower becomes subject to the reporting requirements under the Exchange Act within five (5) days of filing, copies of all periodic and other reports, proxy statements and other materials filed by Borrower with the SEC, any Governmental Authority succeeding to any or all of the functions of the SEC or with any national securities exchange, or distributed generally to its shareholders, as the case may be. Documents required to be delivered pursuant to the terms hereof (to the extent any such documents are included in materials otherwise filed with the SEC) may be delivered electronically and if so delivered, shall be deemed to have been delivered on the date on which Borrower posts such documents, or provides a link thereto, on Borrower’s website on the Internet at Borrower’s website address;

(g) Legal Action Notice. A prompt report of any legal actions pending or threatened in writing against Borrower or any of its Subsidiaries that could reasonably be expected to have a material adverse effect on the financial condition or business of Borrower and its consolidated Subsidiaries, taken as a whole;

(h) Perfection Certificate. Together with the audited financial statements delivered pursuant to Section 6.2(d), a duly completed and updated Perfection Certificate certified by a Responsible Officer; and

(i) Other Financial Information. Other financial information reasonably requested by Bank.

6.3 Inventory; Returns. Keep all Inventory in good and marketable condition, free from material defects.

6.4 Taxes; Pensions. Timely file, and require each of its Subsidiaries to timely file, all required material tax returns and reports and timely pay, and require each of its Subsidiaries to timely pay, all foreign, federal, state and local taxes, assessments, deposits and contributions owed by Borrower and each of its Subsidiaries, except where the failure to do so would not reasonably be expected to have a material adverse effect on the financial condition or business of Borrower and its consolidated Subsidiaries, taken as a whole, and so long as Borrower posts bonds or takes any other steps required to prevent a Governmental Authority levying any contested taxes from obtaining a Lien upon any of the Collateral (other than a Lien allowed under clause (b) of the definition of Permitted Liens), and shall deliver to Bank, on demand, appropriate certificates attesting to such payments, and pay all amounts necessary to fund all present pension, profit sharing and deferred compensation plans in accordance with their terms, except to the extent the failure to so pay could reasonably be expected to result in any liability of Borrower, including any liability to the Pension Benefit Guaranty Corporation or its successors or any other governmental agency in the aggregate in excess of Five Hundred Thousand Dollars ($500,000).

6.5 Insurance. Keep its business and the Collateral insured for risks and in amounts standard for companies in Borrower’s industry and location. All property policies shall have a lender’s loss payable endorsement showing Bank as a lender loss payee. All liability policies shall show, or have endorsements showing, Bank as an additional insured. All policies (or their respective endorsements) shall provide that the insurer shall give Bank at least thirty (30) days notice before canceling or declining to renew its policy. At Bank’s request, Borrower shall deliver certified copies of policies and evidence of all premium payments. So long as no Event of Default has occurred and is continuing, Borrower shall have the option of applying the proceeds of any casualty policy toward the replacement or repair of destroyed or damaged property; provided that any such replaced or repaired property (i) shall be of equal or like value as the replaced or repaired property and (ii) if such destroyed or damaged property was Collateral, such replaced or repaired property shall be deemed Collateral in which Bank has a first priority security interest on and after the Grant Effective Date subject to Permitted Liens, and (b) after the occurrence and during the continuance of an Event of Default, all proceeds payable under such casualty policy shall, at the option of Bank, be payable to Bank on account of the Obligations. If Borrower fails to obtain insurance as required under this Section 6.5 or to pay any amount or furnish any required proof of payment to third persons and Bank, Bank may make all or part of such payment or obtain such insurance policies required in this Section 6.5, and take any action under the policies Bank deems prudent.

6.6 Operating Accounts.

(a) Maintain domestic operating and other deposit accounts and securities accounts with Bank and Bank’s Affiliates, containing at least Twenty Five Million Dollars ($25,000,000) in deposits and investments at all times.

(b) Provide Bank five (5) days prior written notice before establishing any domestic Collateral Account at or with any bank or financial institution other than Bank or Bank’s Affiliates, provided, upon Bank’s request, Borrower shall provide details of any of its foreign Collateral Accounts. Upon the Financial Covenant Default, for each Collateral Account that Borrower at any time maintains, Borrower shall cause the applicable bank or financial institution (other than Bank) at or with which any Collateral Account is maintained to execute and deliver a Control Agreement or other appropriate instrument with respect to such Collateral Account to perfect Bank’s Lien in such Collateral Account in accordance with the terms hereunder which Control Agreement may not be terminated without the prior written consent of Bank. The provisions of the previous sentence shall not apply to: (i) deposit accounts exclusively used for payroll, payroll taxes and other employee wage and benefit payments to or for the benefit of Borrower’s employees and identified to Bank by Borrower as such, (ii) foreign Collateral Accounts, (iii) accounts specified in the “Excluded Assets” definition, and (iv) Permitted Pledged Accounts.

6.7 Financial Covenants. Maintain at all times, with respect to Borrower:

(a) Minimum Cash. (i) A minimum of Thirty Million Dollars ($30,000,000) in unrestricted cash and unrestricted investments whether with Bank or otherwise (it being understood that any accounts and amounts held therein or investments credited thereto that are subject to Control Agreements in favor of Bank shall be deemed to be “unrestricted” for purposes of this Section 6.7), and (ii) a minimum of Twenty Five Million Dollars ($25,000,000) in unrestricted cash and unrestricted investments in domestic operating and other deposit accounts and securities accounts with Bank and Bank’s Affiliates.

6.8 Protection of Intellectual Property Rights.

(a) Use reasonable efforts to (i) protect, defend and maintain the validity and enforceability of its Intellectual Property, to the extent the failure to so protect, defend or maintain would reasonably be expected to have a material adverse effect on the financial condition or business of the Borrower and its consolidated Subsidiaries, taken as a whole; (ii) promptly advise Bank in writing of material infringements of which Borrower is aware of its Intellectual Property; and (iii) not allow any Intellectual Property material to Borrower’s business to be abandoned, forfeited or dedicated to the public without Bank’s written consent.

6.9 Litigation Cooperation. From the date hereof and continuing through the termination of this Agreement, make available to Bank, without expense to Bank, Borrower and its officers and employees and Borrower’s books and records, to the extent that Bank may deem them reasonably necessary to prosecute or defend any third-party suit or proceeding instituted by or against Bank with respect to any Collateral or relating to Borrower.

6.10 Access to Collateral; Books and Records. Allow Bank, or its agents, to inspect the Collateral and audit and copy Borrower’s Books. Such inspections or audits shall be conducted no more often than once every twelve (12) months unless an Event of Default has occurred and is continuing or unless Bank determines more frequent examinations are necessary based on field examination results. The foregoing inspections and audits shall be at Borrower’s expense, and the charge therefor shall be $850 per person per day (or such higher amount as shall represent Bank’s then-current standard charge for the same), plus reasonable out-of-pocket expenses.

6.11 Further Assurances. Execute any further instruments and take further action as Bank reasonably requests to perfect or continue Bank’s Lien, if any, in the Collateral or to effect the purposes of this Agreement.

7	NEGATIVE COVENANTS

Borrower shall not do any of the following without Bank’s prior written consent:

7.1 Dispositions. Convey, sell, lease, transfer, assign, or otherwise dispose of (collectively, “Transfer”), or permit any of its Subsidiaries to Transfer, all or any part of its business or property, except for:

(a) Transfers (i) in the ordinary course of business for reasonably equivalent consideration, (ii) of Inventory in the ordinary course of business; and (iii) of worn-out or obsolete Equipment or no longer used or useful Equipment; and exchange of Equipment for other Equipment;

(b) in connection with Permitted Liens and Permitted Investments;

(c) Transfers of the Peoria Equipment;

(d) Transfers to Borrower or any of its Subsidiaries from Borrower or any of its Subsidiaries;

(e) Transfers of property in connection with sale-leaseback transactions;

(f) Transfers of property to the extent such property is exchanged for credit against, or proceeds are promptly applied to, the purchase price of other property used or useful in the business of Borrower or its Subsidiaries;

(g) (i) Transfers constituting licenses of Intellectual Property of Borrower or its Subsidiaries, and (ii) contributions of Intellectual Property to joint ventures;

(h) Transfers otherwise permitted by the Loan Documents;

(i) sales or discounting of delinquent accounts in the ordinary course of business;

(j) Transfers in connection with a permitted acquisition of a portion of the assets or rights acquired; and

(k) other Transfers not to exceed One Million Dollars ($1,000,000) in the aggregate in any fiscal year of Borrower.

7.2 Changes in Business, Management, Ownership, or Business Locations. (a) Engage in or permit any of its Subsidiaries to engage in any business other than the businesses currently engaged in by Borrower and such Subsidiary, as applicable, or reasonably related or ancillary thereto; (b) liquidate or dissolve; or (c) (i) have a change in Borrower’s chief executive officer unless a replacement chief executive officer is approved by Borrower’s Board of Directors, including a majority of the members of the Board of Directors who are not employees of Borrower as of the date of such approval, within ninety (90) days of the date of the resignation or termination of such officer; or (ii) enter into any transaction or series of related transactions in which the stockholders of Borrower who were not stockholders immediately prior to the first such transaction own more than 40% of the voting stock of Borrower immediately after giving effect to such transaction or related series of such transactions (other than by the sale of Borrower’s equity securities in a public offering or to venture capital investors so long as Borrower identifies to Bank the venture capital investors prior to the closing of the transaction and provides to Bank a description of the material terms of the transaction).

Borrower shall not, without at least fifteen (15) days prior written notice to Bank: (1) change its jurisdiction of organization, (2) change its organizational structure or type, (3) change its legal name, or (4) change any organizational number (if any) assigned by its jurisdiction of organization.

7.3 Mergers or Acquisitions. Merge or consolidate, or permit any of its Subsidiaries to merge or consolidate, with any Person, or acquire, or permit any of its Subsidiaries to acquire, all or substantially all of the capital stock or property of a Person, except:

(a) where no Event of Default has occurred and is continuing or would result from such action during the term of this Agreement and Borrower is the surviving entity;

(b) Borrower or a Subsidiary may acquire all or substantially all of the capital stock or property of another Person so long as no Event of Default has occurred and is continuing at the time of such acquisition or would result from such action, including pursuant to a merger or consolidation, and for all such transactions involving Borrower, Borrower is the surviving entity;

(c) any Subsidiary may merge or consolidate with (i) Borrower provided that Borrower is the surviving entity, and (ii) one or more other Subsidiaries;

(d) Borrower or any Subsidiary may acquire, all or substantially all of the capital stock or property of another Subsidiary; or

(e) such merger, consolidation or acquisition is a Transfer otherwise permitted pursuant to Section 7.1.

7.4 Indebtedness. Create, incur, assume, or be liable for any Indebtedness, or permit any Subsidiary to do so, other than Permitted Indebtedness.

7.5 Encumbrance. (a) Create, incur, allow, or suffer any Lien on any of its property, or assign or convey any right to receive income, including the sale of any Accounts, or permit any of its Subsidiaries to do so, except for Permitted Liens; (b) permit any Collateral not to be subject to the first priority security interest granted or to be granted herein, except for Permitted Liens; or (c) enter into any agreement, document, instrument or other arrangement (except with or in favor of Bank) with any Person which directly or indirectly prohibits or has the effect of prohibiting Borrower or any Subsidiary from assigning, mortgaging, pledging, granting a security interest in or upon, or encumbering any of Borrower’s or any Subsidiary’s assets or property in favor of Bank, , except for (i) assets or property subject to an agreement to transfer such assets or property, provided such assets or property are permitted to be transferred pursuant to Section 7.1, (ii) assets or property subject to Liens permitted under clauses (c), (f) or (g) (to the extent related to Liens permitted pursuant to clauses (c) or (f)) of the definition of “Permitted Liens”, (iii) Permitted Pledged Accounts, (iv) Excluded Assets and (v) customary provisions in leases or licenses restricting the assignment thereof.

7.6 Maintenance of Collateral Accounts. Maintain any Collateral Account except pursuant to the terms of Section 6.6 hereof.

7.7 Distributions; Investments. (a) On or prior to a Qualifying IPO, pay any dividends or make any distribution or payment in respect of, or redeem, retire or purchase any capital stock of Borrower other than Permitted Distributions; or (b) directly or indirectly acquire or own any Person, or make any Investment in any Person, other than Permitted Investments, or permit any of its Subsidiaries to do so.

7.8 Transactions with Affiliates. Directly or indirectly enter into or permit to exist any material transaction with any Affiliate of Borrower, except for transactions that are (a) upon fair and reasonable terms that are no less favorable to Borrower than would be obtained in an arm’s length transaction with a non-affiliated Person, (b) between or among Borrower and its Subsidiaries, (c) Permitted Distributions, (d) Permitted Investments, (e) issuances by Borrower of its capital stock, and receipt by Borrower of capital contributions, (f) legal, accounting administrative and other support services provided to joint ventures, (g) compensation and indemnification of, and other employment arrangements with, directors, officers and employees of Borrower or any of its Subsidiaries entered in the ordinary course of business, and (h) described in “Certain Relationships and Related Party Transactions” in Borrower’s Amendment No. 3 to Form S-1 Registration Statement on file with the SEC on the Effective Date.

7.9 Subordinated Debt. (a) Make or permit any payment on any Subordinated Debt, except under the terms of the subordination, intercreditor, or other similar agreement to which such Subordinated Debt is subject, or (b) amend any provision in any document relating to the Subordinated Debt which would adversely affect the subordination thereof to Obligations owed to Bank.

7.10 Compliance. Become regulated as an “investment company” or a company controlled by an “investment company”, under the Investment Company Act of 1940, as amended, or undertake as one of its important activities extending credit to purchase or carry margin stock (as defined in Regulation U of the Board of Governors of the Federal Reserve System), or use the proceeds of any Credit Extension for that purpose; fail to meet the minimum funding requirements of ERISA, permit a Reportable Event or Prohibited Transaction, as defined in ERISA, to occur; fail to comply with the Federal Fair Labor Standards Act or violate any other law or regulation, if the violation could reasonably be expected to have a material adverse effect on the business of Borrower and its consolidated Subsidiaries, taken as a whole, or permit any of its Subsidiaries to do so; withdraw or permit any Subsidiary to withdraw from participation in, permit partial or complete termination of, or permit the occurrence of any other event with respect to, any present pension, profit sharing and deferred compensation plan which could reasonably be expected to result in any liability of Borrower, including any liability to the Pension Benefit Guaranty Corporation or its successors or any other governmental agency in the aggregate in excess of Five Hundred Thousand Dollars ($500,000).

8	EVENTS OF DEFAULT

Any one of the following shall constitute an event of default (an “Event of Default”) under this Agreement:

8.1 Payment Default. Borrower fails to (a) make any payment of principal or interest on any Credit Extension on its due date, or (b) pay any other Obligations within five (5) Business Days after such Obligations are due and payable (which five (5) Business Day cure period shall not apply to payments due on the Revolving Line

Maturity Date or the Term Loan Maturity Date). During the cure period, the failure to make or pay any payment specified under clause (b) hereunder is not an Event of Default (but no Credit Extension will be made during the cure period);

8.2 Covenant Default.

(a) (i) Borrower fails or neglects to perform any obligation in Section 6.2 within five (5) days of when due, or (ii) Borrower fails or neglects to perform any obligation in Section 6.7(a)(i) and has not cured such violation within thirty (30) days after the occurrence thereof (but no Credit Extension will be made during the cure period), or (iii) Borrower fails or neglects to perform any obligation in Sections 6.6 or 6.7(a)(ii), or (iv) Borrower violates any covenant in Section 7; or

(b) Borrower fails or neglects to perform, keep, or observe any other term, provision, condition, covenant or agreement contained in this Agreement or any Loan Documents, and as to any default (other than those otherwise specified in this Section 8) under such other term, provision, condition, covenant or agreement that can be cured, has failed to cure the default within ten (10) days after the occurrence thereof; provided, however, that if the default cannot by its nature be cured within the ten (10) day period or cannot after diligent attempts by Borrower be cured within such ten (10) day period, and such default is likely to be cured within a reasonable time, then Borrower shall have an additional period (which shall not in any case exceed thirty (30) days) to attempt to cure such default, and within such reasonable time period the failure to cure the default shall not be deemed an Event of Default (but no Credit Extensions shall be made during such cure period). Cure periods provided under this section shall not apply, among other things, to financial covenants or any other covenants set forth in clause (a) above;

8.3 Intentionally Omitted.

8.4 Attachment; Levy; Restraint on Business.

(a) (i) The service of process seeking to attach, by trustee or similar process, any funds of Borrower or of any entity under the control of Borrower (including a Subsidiary) on deposit or otherwise maintained with Bank or any Bank Affiliate, or (ii) a notice of lien or levy (other than a Lien allowed under clause (b) of the definition of Permitted Liens) is filed against any of Borrower’s assets by any government agency, and the same under subclauses (i) and (ii) hereof are not, within ten (10) days after the occurrence thereof, discharged or stayed (whether through the posting of a bond or otherwise); provided, however, no Credit Extensions shall be made during any ten (10) day cure period; or

(b) (i) any material portion of Borrower’s assets is attached, seized, levied on, or comes into possession of a trustee or receiver, or (ii) any court order enjoins, restrains, or prevents Borrower from conducting any material part of its business;

8.5 Insolvency (a) Borrower is unable generally to pay its debts (including trade debts) as they become due; (b) Borrower begins an Insolvency Proceeding; or (c) an Insolvency Proceeding is begun against Borrower and not dismissed or stayed within forty-five (45) days (but no Credit Extensions shall be made while of any of the conditions described in clause (a) exist and/or until any Insolvency Proceeding is dismissed);

8.6 Other Agreements. There is, under any agreement to which Borrower or any Guarantor is a party with a third party or parties, any default resulting in a right by such third party or parties, whether or not exercised, to accelerate the maturity of any Indebtedness in an amount individually or in the aggregate in excess of Five Hundred Thousand Dollars ($500,000);

8.7 Judgments. One or more final judgments, orders, or decrees for the payment of money in an amount, individually or in the aggregate, of at least Five Hundred Thousand Dollars ($500,000) (not covered by independent third-party insurance as to which liability has been accepted by such insurance carrier) shall be rendered against Borrower and the same are not, within ten (10) days after the entry thereof, discharged or execution thereof stayed or bonded pending appeal, or such judgments are not discharged prior to the expiration of any such stay (provided that no Credit Extensions will be made prior to the discharge, stay, or bonding of such judgment, order, or decree);

8.8 Misrepresentations. Borrower makes any representation, warranty, or other statement now or later in this Agreement, any Loan Document or in any writing delivered to Bank or to induce Bank to enter this

Agreement or any Loan Document, and such representation, warranty, or other statement is incorrect in any material respect when made; or

8.9 Subordinated Debt. Any subordination provisions under any document, instrument, or agreement evidencing any Subordinated Debt shall for any reason be revoked or invalidated or otherwise cease to be in full force and effect, any Person shall be in breach thereof or contest in any manner the validity or enforceability thereof or deny that it has any further liability or obligation thereunder, or the Obligations shall for any reason be subordinated or shall not have the priority contemplated by this Agreement.

9	BANK’S RIGHTS AND REMEDIES

9.1 Rights and Remedies. While an Event of Default occurs and continues Bank may, without notice or demand, do any or all of the following:

(a) declare all Obligations immediately due and payable (but if an Event of Default described in Section 8.5 occurs all Obligations are immediately due and payable without any action by Bank);

(b) stop advancing money or extending credit for Borrower’s benefit under this Agreement or under any other agreement between Borrower and Bank;

(c) demand that Borrower (i) deposit cash with Bank in an amount equal to 105% (for Letters of Credit denominated in U.S. Dollars) or 110% (for Letters of Credit denominated in a currency other than U.S. Dollars) of the Dollar Equivalent of the aggregate face amount of all Letters of Credit remaining undrawn (plus all interest, fees, and costs due or to become due in connection therewith (as estimated by Bank in its good faith business judgment)), to secure all of the Obligations relating to such Letters of Credit, as collateral security for the repayment of any future drawings under such Letters of Credit, and Borrower shall forthwith deposit and pay such amounts, and (ii) pay in advance all letter of credit fees scheduled to be paid or payable over the remaining term of any Letters of Credit;

(d) terminate any FX Forward Contracts;

(e) on and after the Grant Effective Date, settle or adjust disputes and claims directly with Account Debtors for amounts on terms and in any order that Bank considers advisable, notify any Person owing Borrower money of Bank’s security interest in such funds, and verify the amount of such account;

(f) on and after the Grant Effective Date, make any payments and do any acts it considers necessary or reasonable to protect the Collateral and/or its security interest in the Collateral including, without limitation, perfecting Bank’s security interest in all of Borrower’s assets and property. Borrower shall assemble the Collateral if Bank requests and make it available as Bank designates. Bank may enter premises where the Collateral is located, take and maintain possession of any part of the Collateral, and pay, purchase, contest, or compromise any Lien which appears to be prior or superior to its security interest and pay all expenses incurred. Borrower grants Bank a license to enter and occupy any of its premises, without charge, to exercise any of Bank’s rights or remedies;

(g) apply to the Obligations any (i) balances and deposits of Borrower it holds, or (ii) any amount held by Bank owing to or for the credit or the account of Borrower;

(h) on and after the Grant Effective Date, ship, reclaim, recover, store, finish, maintain, repair, prepare for sale, advertise for sale, and sell the Collateral. Bank is hereby granted a non-exclusive, royalty-free license or other right to use, without charge, Borrower’s labels, Patents, Copyrights, mask works, rights of use of any name, trade secrets, trade names, Trademarks, and advertising matter, or any similar property as it pertains to the Collateral, in completing production of, advertising for sale, and selling any Collateral and, in connection with Bank’s exercise of its rights under this Section, Borrower’s rights under all licenses and all franchise agreements inure to Bank’s benefit;

(i) place a “hold” on any account maintained with Bank and/or on and after the Grant Effective Date, deliver a notice of exclusive control, any entitlement order, or other directions or instructions pursuant to any Control Agreement or similar agreements providing control of any Collateral;

(j) on and after the Grant Effective Date, demand and receive possession of Borrower’s Books; and

(k) exercise all rights and remedies available to Bank under the Loan Documents or at law or equity, including all remedies provided under the Code (including on and after the Grant Effective Date, disposal of the Collateral pursuant to the terms thereof).

9.2 Power of Attorney. Borrower hereby irrevocably appoints Bank as its lawful attorney-in-fact, exercisable on and after the Grant Effective Date, to: (a) endorse Borrower’s name on any checks or other forms of payment or security; (b) sign Borrower’s name on any invoice or bill of lading for any Account or drafts against Account Debtors; (c) settle and adjust disputes and claims about the Accounts directly with Account Debtors, for amounts and on terms Bank determines reasonable; (d) make, settle, and adjust all claims under Borrower’s insurance policies; (e) pay, contest or settle any Lien, charge, encumbrance, security interest, and adverse claim in or to the Collateral, or any judgment based thereon, or otherwise take any action to terminate or discharge the same; and (f) transfer the Collateral into the name of Bank or a third party as the Code permits. Borrower hereby appoints Bank as its lawful attorney-in-fact to sign Borrower’s name on any documents necessary to perfect or continue the perfection of Bank’s security interest in the Collateral on and after the Grant Effective Date, until all Obligations have been satisfied in full (other than inchoate indemnity obligations) and Bank is under no further obligation to make Credit Extensions hereunder. Bank’s foregoing appointment as Borrower’s attorney in fact, and all of Bank’s rights and powers, coupled with an interest, are irrevocable until all Obligations have been fully repaid and performed (other than inchoate indemnity obligations) and Bank’s obligation to provide Credit Extensions terminates.

9.3 Protective Payments. If Borrower fails to obtain the insurance called for by Section 6.5 or fails to pay any premium thereon or fails to pay any other amount which Borrower is obligated to pay under this Agreement or any other Loan Document, Bank may obtain such insurance or make such payment, and all amounts so paid by Bank are Bank Expenses and immediately due and payable, bearing interest at the then highest rate applicable to the Obligations, and, on and after the Grant Effective Date, secured by the Collateral. Bank will make reasonable efforts to provide Borrower with notice of Bank obtaining such insurance at the time it is obtained or within a reasonable time thereafter. No payments by Bank are deemed an agreement to make similar payments in the future or Bank’s waiver of any Event of Default.

9.4 Application of Payments and Proceeds Upon Default. If an Event of Default has occurred and is continuing, Bank may apply any funds in its possession, whether from Borrower account balances, payments, proceeds realized as the result of any collection of Accounts or other disposition of the Collateral, or otherwise, to the Obligations in such order as Bank shall determine in its sole discretion. Any surplus shall be paid to Borrower or other Persons legally entitled thereto; Borrower shall remain liable to Bank for any deficiency. If Bank, in its good faith business judgment, directly or indirectly enters into a deferred payment or other credit transaction with any purchaser at any sale of Collateral, Bank shall have the option, exercisable at any time, of either reducing the Obligations by the principal amount of the purchase price or deferring the reduction of the Obligations until the actual receipt by Bank of cash therefor.

9.5 Bank’s Liability for Collateral. So long as Bank complies with reasonable banking practices regarding the safekeeping of the Collateral in the possession or under the control of Bank, Bank shall not be liable or responsible for: (a) the safekeeping of the Collateral; (b) any loss or damage to the Collateral; (c) any diminution in the value of the Collateral; or (d) any act or default of any carrier, warehouseman, bailee, or other Person. Borrower bears all risk of loss, damage or destruction of the Collateral.

9.6 No Waiver; Remedies Cumulative. Bank’s failure, at any time or times, to require strict performance by Borrower of any provision of this Agreement or any other Loan Document shall not waive, affect, or diminish any right of Bank thereafter to demand strict performance and compliance herewith or therewith. No waiver hereunder shall be effective unless signed by the party granting the waiver and then is only effective for the specific instance and purpose for which it is given. Bank’s rights and remedies under this Agreement and the other Loan Documents are cumulative. Bank has all rights and remedies provided under the Code, by law, or in equity. Bank’s exercise of one right or remedy is not an election and shall not preclude Bank from exercising any other remedy under this Agreement or other remedy available at law or in equity, and Bank’s waiver of any Event of Default is not a continuing waiver. Bank’s delay in exercising any remedy is not a waiver, election, or acquiescence.

9.7 Demand Waiver. Borrower waives demand, notice of default or dishonor, notice of payment and nonpayment, notice of any default, nonpayment at maturity, release, compromise, settlement, extension, or renewal of accounts, documents, instruments, chattel paper, and guarantees held by Bank on which Borrower is liable.

10	NOTICES

All notices, consents, requests, approvals, demands, or other communication by any party to this Agreement or any other Loan Document must be in writing and shall be deemed to have been validly served, given, or delivered: (a) upon the earlier of actual receipt and three (3) Business Days after deposit in the U.S. mail, first class, registered or certified mail return receipt requested, with proper postage prepaid; (b) upon transmission, when sent by electronic mail or facsimile transmission; (c) one (1) Business Day after deposit with a reputable overnight courier with all charges prepaid; or (d) when delivered, if hand-delivered by messenger, all of which shall be addressed to the party to be notified and sent to the address, facsimile number, or email address indicated below. Bank or Borrower may change its mailing or electronic mail address or facsimile number by giving the other party written notice thereof in accordance with the terms of this Section 10.

If to Borrower:	Solazyme, Inc.
225 Gateway Blvd.
South San Francisco, CA 94080
Attn:
Fax:
Email:

If to Bank:	Silicon Valley Bank
555 Mission Street, 9th Floor
San Francisco, CA 94105
Attn: Dan Baldi
Fax: 415-348-0259
Email: dbaldi@svb.com

11	CHOICE OF LAW, VENUE, JURY TRIAL WAIVER, AND JUDICIAL REFERENCE

California law governs the Loan Documents without regard to principles of conflicts of law. Borrower and Bank each submit to the exclusive jurisdiction of the State and Federal courts in Santa Clara County, California; provided, however, that nothing in this Agreement shall be deemed to operate to preclude Bank from bringing suit or taking other legal action in any other jurisdiction to realize on the Collateral or any other security for the Obligations, or to enforce a judgment or other court order in favor of Bank. Borrower expressly submits and consents in advance to such jurisdiction in any action or suit commenced in any such court, and Borrower hereby waives any objection that it may have based upon lack of personal jurisdiction, improper venue, or forum non conveniens and hereby consents to the granting of such legal or equitable relief as is deemed appropriate by such court. Borrower hereby waives personal service of the summons, complaints, and other process issued in such action or suit and agrees that service of such summons, complaints, and other process may be made by registered or certified mail addressed to Borrower at the address set forth in, or subsequently provided by Borrower in accordance with, Section 10 of this Agreement and that service so made shall be deemed completed upon the earlier to occur of Borrower’s actual receipt thereof or three (3) days after deposit in the U.S. mails, proper postage prepaid.

TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, BORROWER AND BANK EACH WAIVE THEIR RIGHT TO A JURY TRIAL OF ANY CLAIM OR CAUSE OF ACTION ARISING OUT OF OR BASED UPON THIS AGREEMENT, THE LOAN DOCUMENTS OR ANY CONTEMPLATED TRANSACTION, INCLUDING CONTRACT, TORT, BREACH OF DUTY AND ALL OTHER CLAIMS. THIS WAIVER IS A MATERIAL INDUCEMENT FOR BOTH PARTIES TO ENTER INTO THIS AGREEMENT. EACH PARTY HAS REVIEWED THIS WAIVER WITH ITS COUNSEL.

WITHOUT INTENDING IN ANY WAY TO LIMIT THE PARTIES’ AGREEMENT TO WAIVE THEIR RESPECTIVE RIGHT TO A TRIAL BY JURY, if the above waiver of the right to a trial by jury is not enforceable, the parties hereto agree that any and all disputes or controversies of any nature between them arising at any time shall be decided by a reference to a private judge, mutually selected by the parties (or, if they cannot agree, by the Presiding Judge of the Santa Clara County, California Superior Court) appointed in accordance with California Code of Civil Procedure Section 638 (or pursuant to comparable provisions of federal law if the dispute falls within the exclusive jurisdiction of the federal courts), sitting without a jury, in Santa Clara County, California; and the parties hereby submit to the jurisdiction of such court. The reference proceedings shall be conducted pursuant to and in accordance with the provisions of California Code of Civil Procedure §§ 638 through 645.1, inclusive. The private judge shall have the power, among others, to grant provisional relief, including without limitation, entering temporary restraining orders, issuing preliminary and permanent injunctions and appointing receivers. All such proceedings shall be closed to the public and confidential and all records relating thereto shall be permanently sealed. If during the course of any dispute, a party desires to seek provisional relief, but a judge has not been appointed at that point pursuant to the judicial reference procedures, then such party may apply to the Santa Clara County, California Superior Court for such relief. The proceeding before the private judge shall be conducted in the same manner as it would be before a court under the rules of evidence applicable to judicial proceedings. The parties shall be entitled to discovery which shall be conducted in the same manner as it would be before a court under the rules of discovery applicable to judicial proceedings. The private judge shall oversee discovery and may enforce all discovery rules and orders applicable to judicial proceedings in the same manner as a trial court judge. The parties agree that the selected or appointed private judge shall have the power to decide all issues in the action or proceeding, whether of fact or of law, and shall report a statement of decision thereon pursuant to California Code of Civil Procedure § 644(a). Nothing in this paragraph shall limit the right of any party at any time to exercise self-help remedies, foreclose against collateral, or obtain provisional remedies. The private judge shall also determine all issues relating to the applicability, interpretation, and enforceability of this paragraph.

12	GENERAL PROVISIONS

12.1 Successors and Assigns. This Agreement binds and is for the benefit of the successors and permitted assigns of each party. Borrower may not assign this Agreement or any rights or obligations under it without Bank’s prior written consent (which may be granted or withheld in Bank’s discretion). Bank has the right, without the consent of or notice to Borrower, to sell, transfer, assign, negotiate, or grant participation in all or any part of, or any interest in, Bank’s obligations, rights, and benefits under this Agreement and the other Loan Documents. Notwithstanding the foregoing, prior to the occurrence of an Event of Default, Bank shall not assign any interest in the Loan Documents to an operating company which is also a direct competitor of Borrower.

12.2 Indemnification. Borrower agrees to indemnify, defend and hold Bank and its directors, officers, employees, agents, attorneys, or any other Person affiliated with or representing Bank (each, an “Indemnified Person”) harmless against: (a) all obligations, demands, claims, and liabilities (collectively, “Claims”) claimed or asserted by any other party in connection with the transactions contemplated by the Loan Documents; and (b) all losses or related expenses (including Bank Expenses) in any way suffered, incurred, or paid by such Indemnified Person as a result of, following from, consequential to, or arising from transactions between Bank and Borrower contemplated by the Loan Documents (including reasonable attorneys’ fees and expenses), except for Claims and/or losses caused by such Indemnified Person’s gross negligence or willful misconduct.

12.3 Time of Essence. Time is of the essence for the performance of all Obligations in this Agreement.

12.4 Severability of Provisions. Each provision of this Agreement is severable from every other provision in determining the enforceability of any provision.

12.5 Correction of Loan Documents. Bank may correct patent errors and fill in any blanks in the Loan Documents consistent with the agreement of the parties so long as Bank provides Borrower with written notice of such correction and allows Borrower at least ten (10) days to object to such correction. In the event of such objection, such correction shall not be made except by an amendment signed by both Bank and Borrower.

12.6 Amendments in Writing; Waiver; Integration. No purported amendment or modification of any Loan Document, or waiver, discharge or termination of any obligation under any Loan Document, shall be enforceable or admissible unless, and only to the extent, expressly set forth in a writing signed by the party against which enforcement or admission is sought. Without limiting the generality of the foregoing, no oral promise or statement, nor any action, inaction, delay, failure to require performance or course of conduct shall operate as, or evidence, an amendment, supplement or waiver or have any other effect on any Loan Document. Any waiver granted shall be limited to the specific circumstance expressly described in it, and shall not apply to any subsequent or other circumstance, whether similar or dissimilar, or give rise to, or evidence, any obligation or commitment to grant any further waiver. The Loan Documents represent the entire agreement about this subject matter and supersede prior negotiations or agreements. All prior agreements, understandings, representations, warranties, and negotiations between the parties about the subject matter of the Loan Documents merge into the Loan Documents.

12.7 Counterparts. This Agreement may be executed in any number of counterparts and by different parties on separate counterparts, each of which, when executed and delivered, is an original, and all taken together, constitute one Agreement.

12.8 Survival. All covenants, representations and warranties made in this Agreement continue in full force until this Agreement has terminated pursuant to its terms and all Obligations (other than inchoate indemnity obligations and any other obligations which, by their terms, are to survive the termination of this Agreement) have been paid in full and satisfied. The obligation of Borrower in Section 12.2 to indemnify Bank shall survive until the statute of limitations with respect to such claim or cause of action shall have run.

12.9 Confidentiality. Bank shall keep all information provided by or on behalf of Borrower or its Subsidiaries confidential, but disclosure of information may be made: (a) to Bank’s Subsidiaries or Affiliates (such Subsidiaries and Affiliates, together with Bank, collectively, “Bank Entities”) provided that such Subsidiaries or Affiliates shall be required to keep such information confidential in accordance with the terms hereof; (b) to prospective transferees or purchasers of any interest in the Credit Extensions (provided, however, Bank shall obtain any prospective transferee’s or purchaser’s agreement to the terms of this provision); (c) as required by law, regulation, subpoena, or other order; (d) to Bank’s regulators or as otherwise required in connection with Bank’s examination or audit; (e) as Bank considers appropriate in exercising remedies under the Loan Documents; and (f) to third-party service providers of Bank so long as such service providers have executed a confidentiality agreement with Bank with terms no less restrictive than those contained herein. Confidential information does not include information that is either: (i) in the public domain or in Bank’s possession when disclosed to Bank, or becomes part of the public domain after disclosure to Bank; or (ii) disclosed to Bank by a third party if Bank does not know that the third party is prohibited from disclosing the information.

Bank Entities may use the confidential information for reporting purposes and the development and distribution of databases and market analyses so long as such confidential information is aggregated and anonymized prior to distribution unless otherwise expressly prohibited by Borrower. The provisions of the immediately preceding sentence shall survive the termination of this Agreement.

12.10 Attorneys’ Fees, Costs and Expenses. In any action or proceeding between Borrower and Bank arising out of or relating to the Loan Documents, the prevailing party shall be entitled to recover its reasonable attorneys’ fees and other costs and expenses incurred, in addition to any other relief to which it may be entitled.

12.11 Electronic Execution of Documents. The words “execution,” “signed,” “signature” and words of like import in any Loan Document shall be deemed to include electronic signatures or the keeping of records in electronic form, each of which shall be of the same legal effect, validity and enforceability as a manually executed signature or the use of a paper-based recordkeeping systems, as the case may be, to the extent and as provided for in any applicable law, including, without limitation, any state law based on the Uniform Electronic Transactions Act.

12.12 Captions. The headings used in this Agreement are for convenience only and shall not affect the interpretation of this Agreement.

12.13 Construction of Agreement. The parties mutually acknowledge that they and their attorneys have participated in the preparation and negotiation of this Agreement. In cases of uncertainty this Agreement shall be construed without regard to which of the parties caused the uncertainty to exist.

12.14 Relationship. The relationship of the parties to this Agreement is determined solely by the provisions of this Agreement. The parties do not intend to create any agency, partnership, joint venture, trust, fiduciary or other relationship with duties or incidents different from those of parties to an arm’s-length contract.

12.15 Third Parties. Nothing in this Agreement, whether express or implied, is intended to: (a) confer any benefits, rights or remedies under or by reason of this Agreement on any persons other than the express parties to it and their respective permitted successors and assigns; (b) relieve or discharge the obligation or liability of any person not an express party to this Agreement; or (c) give any person not an express party to this Agreement any right of subrogation or action against any party to this Agreement.

13	DEFINITIONS

13.1 Definitions. As used in the Loan Documents, the word “shall” is mandatory, the word “may” is permissive, the word “or” is not exclusive, the words “includes” and “including” are not limiting, the singular includes the plural, and numbers denoting amounts that are set off in brackets are negative. As used in this Agreement, the following capitalized terms have the following meanings:

“Account” is any “account” as defined in the Code with such additions to such term as may hereafter be made, and includes, without limitation, all accounts receivable and other sums owing to Borrower.

“Account Debtor” is any “account debtor” as defined in the Code with such additions to such term as may hereafter be made.

“Advance” or “Advances” means an advance (or advances) under the Revolving Line.

“Affiliate” is (i) with respect to any Person (other than Bank), each other Person that owns or controls directly or indirectly the Person, any Person that controls or is controlled by or is under common control with the Person; and (ii) with respect to Bank, each other Person that owns or controls directly or indirectly the Person, any Person that controls or is controlled by or is under common control with the Person, and each of that Person’s senior executive officers, directors, partners and, for any Person that is a limited liability company, that Person’s managers and members.

“Agreement” is defined in the preamble hereof.

“Availability Amount” is (a) the Revolving Line minus (b) the Dollar Equivalent amount of all outstanding Letters of Credit (including drawn but unreimbursed Letters of Credit) plus an amount equal to the Letter of Credit Reserve, minus (c) the FX Reduction Amount, and minus (d) the outstanding principal balance of any Advances.

“Bank” is defined in the preamble hereof.

“Bank Expenses” are all audit fees and expenses, costs, and expenses (including reasonable attorneys’ fees and expenses) of Bank for preparing, amending, negotiating, administering, defending and enforcing the Loan Documents (including, without limitation, those incurred in connection with appeals or Insolvency Proceedings) or otherwise incurred with respect to Borrower.

“Borrower” is defined in the preamble hereof.

“Borrower’s Books” are all Borrower’s books and records including ledgers, federal and state tax returns, records regarding Borrower’s assets or liabilities, the Collateral, business operations or financial condition, and all computer programs or storage or any equipment containing such information.

“Borrowing Resolutions” are, with respect to any Person, those resolutions adopted by such Person’s Board of Directors and delivered by such Person to Bank approving the Loan Documents to which such Person is a party and the transactions contemplated thereby, together with a certificate executed by its Secretary or authorized officer on behalf of such Person certifying that (a) such Person has the authority to execute, deliver, and perform its obligations under each of the Loan Documents to which it is a party, (b) that attached as Exhibit A to such certificate is a true, correct, and complete copy of the resolutions then in full force and effect authorizing and ratifying the execution, delivery, and performance by such Person of the Loan Documents to which it is a party, (c) the name(s) of the Person(s) authorized to execute the Loan Documents on behalf of such Person, together with a sample of the true signature(s) of such Person(s), and (d) that Bank may conclusively rely on such certificate unless and until such Person shall have delivered to Bank a further certificate canceling or amending such prior certificate.

“Business Day” is any day that is not a Saturday, Sunday or a day on which Bank is closed.

“Cash Equivalents” means (a) marketable direct obligations issued or unconditionally guaranteed by the United States or any agency or any State thereof having maturities of not more than one (1) year from the date of acquisition; (b) commercial paper maturing no more than one (1) year after its creation and having the highest rating from either Standard & Poor’s Ratings Group or Moody’s Investors Service, Inc.; (c) certificates of deposit, bankers acceptances and demand or time deposits issued or offered by any commercial bank which has a combined capital and surplus and undivided profits of not less than $250,000,000, in each case maturing no more than one (1) year after issue; and (d) money market funds at least ninety-five percent (95%) of the assets of which constitute Cash Equivalents of the kinds described in clauses (a) through (c) of this definition.

“CFC” means (a) each Person that is a “controlled foreign corporation” for purposes of the US Internal Revenue Code and (b) each subsidiary of any such controlled foreign corporation.

“CFC Holding Company” means a Subsidiary of Borrower substantially all of the assets of which consist of Equity Interests in CFCs.

“Code” is the Uniform Commercial Code, as the same may, from time to time, be enacted and in effect in the State of California; provided, that, to the extent that the Code is used to define any term herein or in any Loan Document and such term is defined differently in different Articles or Divisions of the Code, the definition of such term contained in Article or Division 9 shall govern; provided further, that in the event that, by reason of mandatory provisions of law, any or all of the attachment, perfection, or priority of, or remedies with respect to, Bank’s Lien on any Collateral is governed by the Uniform Commercial Code in effect in a jurisdiction other than the State of California, the term “Code” shall mean the Uniform Commercial Code as enacted and in effect in such other jurisdiction solely for purposes of the provisions thereof relating to such attachment, perfection, priority, or remedies and for purposes of definitions relating to such provisions.

“Collateral” is any and all properties, rights and assets of Borrower described on Exhibit A.

“Collateral Account” is any Deposit Account, Securities Account, or Commodity Account.

“Commodity Account” is any “commodity account” as defined in the Code with such additions to such term as may hereafter be made.

“Compliance Certificate” is that certain certificate in the form attached hereto as Exhibit D.

“Contingent Obligation” is, for any Person, any direct or indirect liability, contingent or not, of that Person for (a) any Indebtedness under clauses (a) through (d) of the definition thereof of another Person; (b) any obligations for undrawn letters of credit for the account of that Person; and (c) all obligations from any interest rate, currency or commodity swap agreement, interest rate cap or collar agreement, or other agreement or arrangement designated to protect a Person against fluctuation in interest rates, currency exchange rates or commodity prices (in each case, a “Hedging Obligation”); but “Contingent Obligation” does not include endorsements in the ordinary course of business. The amount of a Contingent Obligation is the stated or determined amount of the primary obligation for which the Contingent Obligation is made or, if not determinable, the maximum reasonably anticipated liability for it determined by the Person in good faith; but the amount may not exceed the maximum of the obligations under any guarantee or other support arrangement.

“Control Agreement” is any control agreement entered into among the depository institution at which Borrower maintains a Deposit Account or the securities intermediary or commodity intermediary at which Borrower maintains a Securities Account or a Commodity Account, Borrower, and Bank pursuant to which Bank obtains control (within the meaning of the Code) over such Deposit Account, Securities Account, or Commodity Account.

“Copyrights” are any and all copyright rights, copyright applications, copyright registrations and like protections in each work or authorship and derivative work thereof, whether published or unpublished and whether or not the same also constitutes a trade secret.

“Credit Extension” is any Advance, Letter of Credit, Term Loan, FX Forward Contract, or any other extension of credit by Bank for Borrower’s benefit.

“Default Rate” is defined in Section 2.3(b).

“Deposit Account” is any “deposit account” as defined in the Code with such additions to such term as may hereafter be made.

“Designated Deposit Account” is Borrower’s deposit account, account number                     , maintained with Bank.

“Dollars,” “dollars” or use of the sign “$” means only lawful money of the United States and not any other currency, regardless of whether that currency uses the “$” sign to denote its currency or may be readily converted into lawful money of the United States.

“Dollar Equivalent” is, at any time, (a) with respect to any amount denominated in Dollars, such amount, and (b) with respect to any amount denominated in a Foreign Currency, the equivalent amount therefor in Dollars as determined by Bank at such time on the basis of the then-prevailing rate of exchange in San Francisco, California, for sales of the Foreign Currency for transfer to the country issuing such Foreign Currency.

“Effective Date” is defined in the preamble hereof.

“Equipment” is all “equipment” as defined in the Code with such additions to such term as may hereafter be made, and includes without limitation all machinery, fixtures, goods, vehicles (including motor vehicles and trailers), and any interest in any of the foregoing.

“Equity Interests” means shares of capital stock, partnership interests, membership interests, beneficial interests or other ownership interests, whether voting or nonvoting, in, or interests in the income or profits of, a Person, and any warrants, options or other rights entitling the holder thereof to purchase or acquire any of the foregoing.

“ERISA” is the Employee Retirement Income Security Act of 1974, and its regulations.

“Event of Default” is defined in Section 8.

“Exchange Act” is the Securities Exchange Act of 1934, as amended.

“Excluded Assets” means (i) any US Agency Grant Funds, any Collateral Accounts holding US Agency Grant Funds, any assets purchased (including by reimbursing Borrower for such purchases) in whole or in part with US Agency Grant Funds, any inventory produced with equipment purchased (including by reimbursing Borrower for such purchases) in whole or in part with US Agency Grant Funds and any revenues produced from any of the foregoing and any proceeds of the foregoing, and (ii) any assets subject to Liens permitted pursuant to clause (o) of the definition of “Permitted Liens”; provided, however, in no event will “Excluded Assets” include any domestic operating and other deposit accounts and securities accounts maintained with Bank and Bank’s Affiliates.

“Financial Covenant Default” means (a) Borrower fails or neglects to perform any obligation in Section 6.7(a)(i) and has not cured such violation within thirty (30) days after the occurrence thereof, or (b) Borrower fails or neglects to perform any obligation in Section 6.7(a)(ii).

“Foreign Currency” means lawful money of a country other than the United States.

“Foreign Subsidiary” means a Subsidiary that is not organized under the laws of the United States or any state thereof or the District of Columbia.

“Funding Date” is any date on which a Credit Extension is made to or for the account of Borrower which shall be a Business Day.

“FX Business Day” is any day when (a) Bank’s Foreign Exchange Department is conducting its normal business and (b) the Foreign Currency being purchased or sold by Borrower is available to Bank from the entity from which Bank shall buy or sell such Foreign Currency.

“FX Forward Contract” is defined in Section 2.1.3.

“FX Reduction Amount” is defined in Section 2.1.3.

“FX Reserve” is defined in Section 2.1.3.

“GAAP” is generally accepted accounting principles set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other Person as may be approved by a significant segment of the accounting profession, which are applicable to the circumstances as of the date of determination.

“General Intangibles” is all “general intangibles” as defined in the Code in effect on the date hereof with such additions to such term as may hereafter be made, and includes without limitation, all Intellectual Property, claims, income and other tax refunds, security and other deposits, payment intangibles, contract rights, options to purchase or sell real or personal property, rights in all litigation presently or hereafter pending (whether in contract, tort or otherwise), insurance policies (including without limitation key man, property damage, and business interruption insurance), payments of insurance and rights to payment of any kind.

“Governmental Approval” is any consent, authorization, approval, order, license, franchise, permit, certificate, accreditation, registration, filing or notice, of, issued by, from or to, or other act by or in respect of, any Governmental Authority.

“Governmental Authority” is any nation or government, any state or other political subdivision thereof, any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative functions of or pertaining to government, any securities exchange and any self-regulatory organization.

“Grant Effective Date” is defined in Section 4.1.

“Guarantor” is any present or future guarantor of the Obligations.

“Hedging Obligation” is defined in the definition of “Contingent Obligation.”

“Indebtedness” is (a) indebtedness for borrowed money or the deferred price of property or services, (b) reimbursement and other obligations for surety bonds and letters of credit, (c) obligations evidenced by notes, bonds, debentures or similar instruments, (d) capital lease obligations, and (e) Contingent Obligations.

“Indemnified Person” is defined in Section 12.2.

“Insolvency Proceeding” is any proceeding by or against any Person under the United States Bankruptcy Code, or any other bankruptcy or insolvency law, including assignments for the benefit of creditors, compositions, extensions generally with its creditors, or proceedings seeking reorganization, arrangement, or other relief.

“Intellectual Property” means all of Borrower’s right, title, and interest in and to the following:

(a) Copyrights, Trademarks and Patents that Borrower owns;

(b) any and all trade secrets and trade secret rights, including, without limitation, any rights to unpatented inventions, know-how, operating manuals;

(c) any and all source code;

(d) any and all design rights which may be available to Borrower;

(e) any and all claims for damages by way of past, present and future infringement of any of the foregoing, with the right, but not the obligation, to sue for and collect such damages for said use or infringement of the Intellectual Property rights identified above; and

(f) all amendments, renewals and extensions of any of the Copyrights, Trademarks or Patents owned by Borrower.

“Inventory” is all “inventory” as defined in the Code in effect on the date hereof with such additions to such term as may hereafter be made, and includes without limitation all merchandise, raw materials, parts, supplies, packing and shipping materials, work in process and finished products, including without limitation such inventory as is temporarily out of Borrower’s custody or possession or in transit and including any returned goods and any documents of title representing any of the above.

“Investment” is any beneficial ownership interest in any Person (including stock, partnership interest or other securities), and any loan, advance or capital contribution to any Person.

“Letter of Credit” means a standby letter of credit issued by Bank or another institution based upon an application, guarantee, indemnity or similar agreement on the part of Bank as set forth in Section 2.1.2.

“Letter of Credit Application” is defined in Section 2.1.2(b).

“Letter of Credit Reserve” has the meaning set forth in Section 2.1.2(e).

“Lien” is a claim, mortgage, deed of trust, levy, charge, pledge, security interest or other encumbrance of any kind, whether voluntarily incurred or arising by operation of law or otherwise against any property.

“Loan Documents” are, collectively, this Agreement, the Perfection Certificate, any note, or notes or guaranties executed by Borrower or any Guarantor, and any other present or future agreement between Borrower any Guarantor and/or for the benefit of Bank in connection with this Agreement, all as amended, restated, or otherwise modified.

“Material Adverse Change” is (a) a material impairment in the perfection or priority of Bank’s Lien in the Collateral; (b) a material adverse change in the business, operations, or condition (financial or otherwise) of Borrower and its consolidated Subsidiaries, taken as a whole; or (c) a material impairment of the prospect of repayment of any portion of the Obligations.

“Monthly Financial Statements” is defined in Section 6.2(b).

“Obligations” are Borrower’s obligations to pay when due any debts, principal, interest, Bank Expenses and other amounts Borrower owes Bank now or later, under this Agreement or the other Loan Documents, or otherwise, including, without limitation, all obligations relating to letters of credit (including reimbursement obligations for drawn and undrawn letters of credit), cash management services, and foreign exchange contracts, if any, and including interest accruing after Insolvency Proceedings begin and debts, liabilities, or obligations of Borrower assigned to Bank, and to perform Borrower’s duties under the Loan Documents.

“Operating Documents” are, for any Person, such Person’s formation documents, as certified with the Secretary of State of such Person’s state of formation on a date that is no earlier than 30 days prior to the Effective Date, and, (a) if such Person is a corporation, its bylaws in current form, (b) if such Person is a limited liability company, its limited liability company agreement (or similar agreement), and (c) if such Person is a partnership, its partnership agreement (or similar agreement), each of the foregoing with all current amendments or modifications thereto.

“Patents” means all patents and patent applications including without limitation, divisions, continuations, renewals, reissues, extensions and continuations-in-part of the same.

“Payment/Advance Form” is that certain form attached hereto as Exhibit B.

“Peoria Equipment” is up to One Million Dollars ($1,000,000) of equipment purchased with proceeds from the Peoria Financing.

“Peoria Financing” means a financing in the aggregate amount of up to Five and a Half Million Dollars ($5,500,000) for the purchase of plant, property and equipment, and rights related to the use thereof, including water riparian rights.

“Perfection Certificate” is defined in Section 5.1.

“Permitted Distributions” are:

(a) purchases of capital stock from former employees, consultants and directors in an aggregate amount not to exceed Two Hundred Fifty Thousand Dollars ($250,000) in any fiscal year provided that at the time of such purchase no Event of Default has occurred and is continuing;

(b) distributions or dividends consisting solely of Borrower’s capital stock;

(c) purchases for value of any rights distributed in connection with any stockholder rights plan;

(d) purchases of capital stock or options to acquire such capital stock with the proceeds received from a substantially concurrent issuance of capital stock or convertible securities;

(e) purchases of capital stock pledged as collateral for loans to employees;

(f) purchases of capital stock in connection with the exercise of stock options or stock appreciation rights by way of cashless exercise or in connection with the satisfaction of withholding tax obligations; and

(g) purchases of fractional shares of capital stock arising out of stock dividends, splits or combinations or business combinations or in connection with the issuance of warrants, options or other securities convertible or exchangeable into or exchangeable for capital stock in Borrower.

“Permitted Indebtedness” is:

(a) Borrower’s Indebtedness to Bank under this Agreement and the other Loan Documents;

(b) Indebtedness existing on the Effective Date and shown on the Perfection Certificate as of the Effective Date;

(c) Subordinated Debt;

(d) unsecured Indebtedness to trade creditors incurred in the ordinary course of business;

(e) Indebtedness incurred as a result of endorsing negotiable instruments received in the ordinary course of business;

(f) Indebtedness secured by Liens permitted under clauses (a) and (c) of the definition of “Permitted Liens” hereunder;

(g) capital lease obligations;

(h) Indebtedness of Borrower or any Subsidiary to Borrower or any Subsidiary;

(i) Guarantees of Permitted Indebtedness;

(j) Indebtedness of any Person that becomes a Subsidiary (or of any Person not previously a Subsidiary that is merged or consolidated with or into a Subsidiary in a transaction permitted hereunder) after the date hereof, or Indebtedness of any Person that is assumed by Borrower or any Subsidiary in connection with an acquisition of assets by Borrower or such Subsidiary in an acquisition permitted hereunder or another Permitted Investment; provided that (i) such Indebtedness exists at the time such Person becomes a Subsidiary (or is so merged or consolidated) or such assets are acquired and is not created in contemplation of or in connection with such Person becoming a Subsidiary (or such merger or consolidation) or such assets being acquired, (ii) neither Borrower nor any Subsidiary (other than such Person or the Person with which such Person is merged or consolidated or that so assumes such Person’s Indebtedness) shall guarantee or otherwise become liable for the payment of such Indebtedness and (iii) so long as no Event of Default has occurred at the time of such transaction or will occur as a result of such transaction and in the case of such transaction involving Borrower, Borrower is the surviving legal entity;

(k) Indebtedness owed in respect of any overdrafts and related liabilities arising from treasury, depository, credit-card and cash management services or in connection with any automated clearing house transfers of funds; provided that such Indebtedness shall be repaid in full before the same shall become delinquent;

(l) Indebtedness in respect of letters of credit, bank guarantees and similar instruments issued for the account of the Borrower or any Subsidiary in the ordinary course of business supporting obligations under (i) workers’ compensation, unemployment insurance and other social security laws and (ii) bids, trade contracts, leases, statutory obligations, surety and appeal bonds, performance bonds and obligations of a like nature incurred in the ordinary course of business;

(m) Indebtedness of the Borrower or any Subsidiary in the form of purchase price adjustments, earn-outs, non-competition agreements or other arrangements representing acquisition consideration or deferred payments of a similar nature incurred in connection with any Permitted Investment;

(n) non-speculative Hedging Obligations in the ordinary course of business;

(o) the Peoria Financing;

(p) extensions, refinancings, modifications, amendments and restatements of any items of Permitted Indebtedness (a) through (n) above, provided that the principal amount thereof is not increased or the terms thereof are not modified to impose more burdensome terms upon Borrower or its Subsidiary, as the case may be;

(q) Indebtedness in respect of letters of credit in an aggregate face amount not exceeding One Million Dollars ($1,000,000);

(r) Indebtedness in respect of lines of credit provided to Foreign Subsidiaries; and

(s) other Indebtedness in an aggregate principal amount not to exceed $2,500,000 at any time outstanding.

“Permitted Investments” are:

(a) Investments (including, without limitation, Subsidiaries) existing on the Effective Date;

(b) (i) Investments consisting of Cash Equivalents, and (ii) any Investments approved by Borrower’s Board of Directors or otherwise pursuant to a Board-approved investment policy;

(c) Investments consisting of the endorsement of negotiable instruments for deposit or collection or similar transactions in the ordinary course of Borrower;

(d) Investments consisting of Collateral Accounts so long as on and after the Grant Effective Date, Bank has a perfected security interest in such account if and to the extent required under Section 6.6(b);

(e) Investments accepted in connection with Transfers permitted by Section 7.1;

(f) Investments (i) by Borrower in Subsidiaries, so long as such Investments are made in good faith by Borrower for bona fide business purposes, including the establishment and operation of such Subsidiary, and (ii) by Subsidiaries in other Subsidiaries or in Borrower;

(g) Investments consisting of (i) travel advances and employee relocation loans and other employee loans and advances in the ordinary course of business, and (ii) loans to employees, officers or directors relating to the purchase of equity securities of Borrower or its Subsidiaries pursuant to employee stock purchase plans or agreements approved by Borrower’s Board of Directors;

(h) Investments (including debt obligations) received in connection with the bankruptcy or reorganization of customers or suppliers and in settlement of delinquent obligations of, and other disputes with, customers or suppliers arising in the ordinary course of business including the Transfers of accounts receivable in the ordinary course of business in connection with the collection or compromise thereof;

(i) Investments consisting of extensions of credit to Borrower’s or its Subsidiaries’ customers in the nature of accounts receivable, prepaid royalties or notes receivable in the ordinary course of business arising from the sale or lease of goods, provision of services or licensing activities of Borrower;

(j) non-speculative Hedging Obligations in the ordinary course of business;

(k) licensing and other contributions of Intellectual Property to joint ventures, and research and/or development agreements;

(l) additional Investments in joint ventures;

(m) Investments in an aggregate outstanding amount not to exceed $5,000,000 at any time; and

(n) Investments permitted by Section 7.3.

“Permitted Liens” are:

(a) Liens existing on the Effective Date and shown on the Perfection Certificate or arising under this Agreement and the other Loan Documents;

(b) Liens for taxes, fees, assessments or other government charges or levies, either (i) not due and payable or (ii) being contested in good faith and for which Borrower maintains adequate reserves on its Books, provided that no notice of any such Lien or Liens have been filed or recorded under the Internal Revenue Code of 1986, as amended, and the Treasury Regulations adopted thereunder in an aggregate amount in excess of One Million Dollars ($1,000,000) and no collection proceedings with respect to such Liens have begun against any property of Borrower (other than the filing of a notice of any such Lien or Liens);

(c) (i) Liens on assets acquired or held by Borrower or any Subsidiary incurred for financing the acquisition of such assets, if the Lien is confined to the property acquired and improvements and the proceeds of such assets, or (ii) Liens existing on assets when acquired, if the Lien is confined to the property acquired and improvements and the proceeds of such assets;

(d) Liens of carriers, warehousemen, suppliers, or other Persons that are possessory in nature arising in the ordinary course of business so long as such Liens are not delinquent or remain payable without penalty or which are being contested in good faith and by appropriate proceedings which proceedings have the effect of preventing the forfeiture or sale of the property subject thereto;

(e) Liens to secure payment of workers’ compensation, employment insurance, old-age pensions, social security and other like obligations incurred in the ordinary course of business (other than Liens imposed by ERISA);

(f) any Lien existing on any asset of any Person that becomes a Subsidiary (or of any Person not previously a Subsidiary that is merged or consolidated with or into Borrower or a Subsidiary in a transaction permitted hereunder) after the date hereof prior to the time such Person becomes a Subsidiary (or is so merged or consolidated); provided that (i) such Lien is not created in contemplation of or in connection with such acquisition or such Person becoming a Subsidiary (or such merger or consolidation), (ii) such Lien shall not apply to any other asset of Borrower or any Subsidiary and (iii) such Lien shall secure only those obligations that it secures on the date of such acquisition or the date such Person becomes a Subsidiary (or is so merged or consolidated);

(g) Liens incurred in the extension, renewal or refinancing of the indebtedness secured by Liens described in (a) through (f), but any extension, renewal or replacement Lien must be limited to the property encumbered by the existing Lien and the principal amount of the indebtedness may not increase;

(h) leases or subleases of real property granted in the ordinary course of Borrower’s business (or, if referring to another Person, in the ordinary course of such Person’s business), and leases, subleases, non-exclusive licenses or sublicenses of personal property (other than Intellectual Property) granted in the ordinary course of Borrower’s business (or, if referring to another Person, in the ordinary course of such Person’s business), if the leases, subleases, licenses and sublicenses do not prohibit granting Bank a security interest therein;

(i) (1) licenses of Intellectual Property of Borrower or its Subsidiaries, and (2) other contributions of Intellectual Property to joint ventures, research and/or development programs, material transfer agreements or evaluation agreements;

(j) Liens arising from attachments or judgments, orders, or decrees in circumstances not constituting an Event of Default under Sections 8.4 and 8.7 junior to the Lien of Bank;

(k) Liens in favor of other financial institutions arising in connection with deposit and/or securities accounts held at such institutions, provided that on and after the Grant Effective Date, Bank has a perfected security interest in the amounts held in such deposit and/or securities accounts if and to the extent required under Section 6.6(b);

(l) Liens in favor of custom and revenue authorities arising as a matter of law to secure the payment of custom duties in connection with the importation of goods;

(m) [Reserved];

(n) deposits to secure the performance of bids, trade contracts (other than for borrowed money), contracts for the purchase of property, leases, statutory obligations, surety and appeal bonds, performance bonds and other obligations of a like nature, in each case, incurred in the ordinary course of business and not representing an obligation for borrowed money;

(o) Liens securing obligations owed in connection with the Peoria Financing on assets financed in whole or in part with proceeds of the Peoria Financing and on other real estate adjacent or related thereto;

(p) easements, zoning restrictions, rights-of-way, licenses, reservations, covenants, utility easements, building restrictions and similar encumbrances on real property imposed by law or arising in the ordinary course of business that do not secure any monetary obligations and do not materially detract from the value of the affected property or interfere with the ordinary conduct of business of the Borrower or any Subsidiary;

(q) any interest or title of a lessor under any capital lease; provided that interest or title does not extend to any property other than the property leased by such lessor to Borrower or any of its Subsidiary under such capital lease;

(r) pledges and deposits in the ordinary course of business securing insurance premiums or reimbursement obligations under insurance policies, in each case payable to insurance carriers that provide insurance to Borrower and any Subsidiary;

(s) Liens on deposit accounts, certificates of deposits or other cash or securities pledged in an aggregate face amount not exceeding One Million Dollars ($1,000,000) to secure reimbursement obligations with respect to letters of credit which encumber documents and other property relating to letters of credit and products and proceeds thereof;

(t) Liens attaching solely to cash earnest money deposits in connection with Investments permitted by Section 7.3;

(u) Liens arising out of conditional sale, title retention, consignment or similar arrangements for sale of goods entered into by Borrower or any Subsidiary in the ordinary course of business covering such goods and not prohibited by this Agreement; and

(v) Liens securing obligations in an aggregate outstanding principal amount not exceeding $1,000,000 at any time.

“Permitted Pledged Accounts” are Collateral Accounts subject to Liens permitted pursuant to clauses (f), (g) (to the extent related to Liens permitted pursuant to clauses (f)), (n), (r), (s), (t) and (v) (so long as the aggregate amount held in such Collateral Accounts pledged pursuant to clause (v) does not exceed the aggregate amount of obligations so secured) of the definition of “Permitted Liens”; provided, however, in no event will “Permitted Pledged Accounts” include any domestic operating and other deposit accounts and securities accounts maintained with Bank and Bank’s Affiliates.

“Person” is any individual, sole proprietorship, partnership, limited liability company, joint venture, company, trust, unincorporated organization, association, corporation, institution, public benefit corporation, firm, joint stock company, estate, entity or government agency.

“Qualifying IPO” is the initial public offering of common stock of Borrower pursuant to which Borrower receives gross proceeds in excess of $75,000,000.

“Registered Organization” is any “registered organization” as defined in the Code with such additions to such term as may hereafter be made.

“Requirement of Law” is as to any Person, the organizational or governing documents of such Person, and any law (statutory or common), treaty, rule or regulation or determination of an arbitrator or a court or other Governmental Authority, in each case applicable to or binding upon such Person or any of its property or to which such Person or any of its property is subject.

“Responsible Officer” is any of the Chief Executive Officer, President, Chief Financial Officer, Treasurer and Controller of Borrower.

“Revolving Line” is an Advance or Advances in an aggregate amount equal to Five Million Dollars ($5,000,000).

“Revolving Line Maturity Date” is one (1) year plus three hundred sixty four (364) days after the Effective Date.

“Revolving Line Termination Fee” is defined in Section 2.1.1(b).

“SEC” shall mean the Securities and Exchange Commission, any successor thereto, and any analogous Governmental Authority.

“Securities Account” is any “securities account” as defined in the Code with such additions to such term as may hereafter be made.

“Settlement Date” is defined in Section 2.1.3.

“Subordinated Debt” is indebtedness incurred by Borrower subordinated to all of Borrower’s now or hereafter indebtedness to Bank (pursuant to a subordination, intercreditor, or other similar agreement in form and substance satisfactory to Bank entered into between Bank and the other creditor).

“Subsidiary” is, as to any Person, a corporation, partnership, limited liability company or other entity of which shares of stock or other ownership interests having ordinary voting power (other than stock or such other ownership interests having such power only by reason of the happening of a contingency) to elect a majority of the board of directors or other managers of such corporation, partnership or other entity are at the time owned, or the management of which is otherwise controlled, directly or indirectly through one or more intermediaries, or both, by such Person. Unless the context otherwise requires, each reference to a Subsidiary herein shall be a reference to a Subsidiary of Borrower.

“Term Loan Amortization Date” is, for each Term Loan, December 1, 2011

“Term Loan Interest Only Period” means, for each Term Loan, the period of time commencing on its Funding Date through the day before its Term Loan Amortization Date.

“Term Loan Maturity Date” is November 1, 2015.

“Term Loan Scheduled Payment” is defined in Section 2.1.5(b).

“Term Loan Scheduled Payment Date” is defined in Section 2.1.5(b).

“Trademarks” means any trademark and servicemark rights, whether registered or not, applications to register and registrations of the same and like protections, and the entire goodwill of the business of Borrower connected with and symbolized by such trademarks.

“Transfer” is defined in Section 7.1.

“US Agency” means any department or agency of the United States of America or any State thereof.

“US Agency Grant Funds” means any funds disbursed by a US Agency to Borrower.

“WSJ Prime Rate” is the then per annum rate of interest most recently quoted as the “Prime Rate” in the Wall Street Journal Western Edition.

[Signature page follows.]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the Effective Date.

BORROWER:

SOLAZYME, INC.

By	/s/ Tyler Painter
Name:	Tyler Painter
Title:	CFO

BANK:

SILICON VALLEY BANK

By	/s/ Dan Baldi
Name:	Dan Baldi
Title:	Relationship Manager

[Signature page to Loan and Security Agreement]

EXHIBIT A – COLLATERAL DESCRIPTION

The Collateral consists of all of Borrower’s right, title and interest in and to the following personal property:

All goods, Accounts (including health-care receivables), Equipment, Inventory, rights to payment of money, payment intangibles, General Intangibles (except as described below) documents, instruments (including any promissory notes), chattel paper, cash, deposit accounts, fixtures, letters of credit rights (whether or not the letter of credit is evidenced by a writing), securities, and all other investment property, supporting obligations, and financial assets, whether now owned or hereafter acquired, wherever located; and all Borrower’s Books relating to the foregoing, and any and all claims, rights and interests in any of the above and all substitutions for, additions, attachments, accessories, accessions and improvements to and replacements, proceeds and insurance proceeds of any or all of the foregoing; provided that such security interest shall not be effective unless and until a Financial Covenant Default has occurred.

Notwithstanding the foregoing, the Collateral does not include:

(a) motor vehicles as to which the perfection of a security interest is excluded from the Code.

(b) Equity Interests representing more than 65% of the voting power of presently existing and hereafter arising issued and outstanding Equity Interests owned by Borrower of any “first-tier” Foreign Subsidiary which Equity Interests entitle the holder thereof to vote for directors or any other matter.

(c) Equity Interests in any CFC Holding Company representing more than 65% of the voting power of presently existing and hereafter arising issued and outstanding Equity Interests owned by Borrower.

(d) assets subject to Liens on (i) assets acquired or held by Borrower incurred for financing the acquisition of such assets, or (ii) existing on assets when acquired, if the Lien is confined to the property acquired and improvements and the proceeds of such assets, and Liens incurred in the extension, renewal or refinancing of the indebtedness secured by Liens described in this clause (d), but any extension, renewal or replacement Lien must be limited to the property encumbered by the existing Lien and the principal amount of the indebtedness may not increase.

(e) assets subject to any Lien existing on any asset of any Person that becomes a Subsidiary (or of any Person not previously a Subsidiary that is merged or consolidated with or into Borrower or a Subsidiary in a transaction permitted hereunder) after the date hereof prior to the time such Person becomes a Subsidiary (or is so merged or consolidated); provided that (i) such Lien is not created in contemplation of or in connection with such acquisition or such Person becoming a Subsidiary (or such merger or consolidation), (ii) such Lien shall not apply to any other asset of Borrower or any Subsidiary (other than, in the case of any such merger or consolidation, the assets of any Person that is a party thereto) and (iii) such Lien shall secure only those obligations that it secures on the date of such acquisition or the date such Person becomes a Subsidiary (or is so merged or consolidated), and Liens incurred in the extension, renewal or refinancing of the indebtedness secured by Liens described in this clause (e), but any extension, renewal or replacement Lien must be limited to the property encumbered by the existing Lien and the principal amount of the indebtedness may not increase.

(f) any Excluded Assets.

(g) any contract, instrument or chattel paper in which the Borrower has any right, title or interest if and to the extent any such contract, instrument or chattel paper includes a provision containing a restriction on assignment such that the creation of a security interest in the right, title or interest of Borrower therein would be prohibited and would, in and of itself, cause or result in a default thereunder enabling another person party to such contract, instrument or chattel paper to enforce any remedy with respect thereto (provided that the foregoing exclusion shall not apply if (i) such prohibition has been waived or such person has otherwise consented to the creation hereunder of a security interest in such contract, instrument or chattel paper or (ii) such prohibition would be rendered ineffective pursuant to Sections 9-407(a) or 9-408(a) of the Code, as applicable and as then in effect in any relevant jurisdiction, or any other applicable law (including the federal bankruptcy code) or principles of equity; provided further that immediately upon the ineffectiveness, lapse or termination of any such provision, the Collateral shall include, and Borrower shall be deemed to have granted a security interest in, all its rights, title and interest in and to such contract, instrument or chattel paper as if such provision had never been in effect; and provided further that the foregoing exclusion shall in no way be construed so as to limit, impair or otherwise affect Bank’s unconditional continuing security interest in and to all rights, title and interests of Borrower in or to any payment obligations or other rights to receive monies due or to become due under any such contract, instrument or chattel paper and in any such monies and other proceeds of such contract, instrument or chattel paper).

(h) any Intellectual Property.

(i) any license agreements, franchise agreements, joint venture agreements, joint ventures, and research and/or development agreements; provided, however, the Collateral shall include all Accounts arising from any license agreements, franchise agreements, joint venture agreements, joint ventures, and research and/or development agreements.

(j) Permitted Pledged Accounts.

Negative-Negative Pledge

Pursuant to the terms of a certain negative pledge arrangement with Bank, Borrower has agreed not to encumber any of its assets or property without Bank’s prior written consent, other than (i) Liens on assets acquired or held by Borrower or any Subsidiary incurred for financing the acquisition of such assets, if the Lien is confined to the property acquired and improvements and the proceeds of such assets, or (ii) Liens existing on assets when acquired, if the Lien is confined to the property acquired and improvements and the proceeds of such assets, or (iii) for other Permitted Liens allowed under this Agreement. In addition, Borrower has agreed not to enter into any agreement prohibiting a grant of a security interest in its property to Bank without Bank’s prior written consent except as permitted under this Agreement.

EXHIBIT B – LOAN PAYMENT/ADVANCE REQUEST FORM

DEADLINE FOR SAME DAY PROCESSING IS NOON PACIFIC TIME

Fax To:	Date:

LOAN PAYMENT:

Solazyme. Inc.

From Account #		To Account #
	(Deposit Account #)		(Loan Account #)

Principal $		and/or Interest $

Authorized Signature:		Phone Number:
Print Name/Title:

LOAN ADVANCE:

Complete Outgoing Wire Request section below if all or a portion of the funds from this loan advance are for an outgoing wire.

From Account #		To Account #
	(Loan Account #)		(Deposit Account #)

Amount of Advance $

All Borrower’s representations and warranties in the Loan and Security Agreement are true, correct and complete in all material respects on the date of the advance; provided, however, that such materiality qualifier shall not be applicable to any representations and warranties that already are qualified or modified by materiality in the text thereof; and provided, further that those representations and warranties expressly referring to a specific date shall be true, accurate and complete in all material respects as of such date:

Authorized Signature:		Phone Number:
Print Name/Title:

OUTGOING WIRE REQUEST:
Complete only if all or a portion of funds from the loan advance above is to be wired.
Deadline for same day processing is noon, Pacific Time

Beneficiary Name:	Amount of Wire: $
Beneficiary Bank:	Account Number:
City and State:

Beneficiary Bank Transit (ABA) #:	Beneficiary Bank Code (Swift, Sort, Chip, etc.):
(For International Wire Only)

Intermediary Bank:	Transit (ABA) #:

For Further Credit to:

Special Instruction:

By signing below, I (we) acknowledge and agree that my (our) funds transfer request shall be processed in accordance with and subject to the terms and conditions set forth in the agreements(s) covering funds transfer service(s), which agreements(s) were previously received and executed by me (us).

Authorized Signature:	2nd Signature (if required):
Print Name/Title:	Print Name/Title:
Telephone #:	Telephone #:

EXHIBIT C

BORROWING RESOLUTIONS

CORPORATE BORROWING CERTIFICATE

BORROWER:	Solazyme, Inc.	DATE:
BANK:	Silicon Valley Bank

I hereby certify as follows, as of the date set forth above:

1. I am the Secretary, Assistant Secretary or other officer of the Borrower. My title is as set forth below.

2. Borrower’s exact legal name is set forth above. Borrower is a corporation existing under the laws of the State of Delaware.

3. Attached hereto are true, correct and complete copies of Borrower’s Articles/Certificate of Incorporation (including amendments), as filed with the Secretary of State of the state in which Borrower is incorporated as set forth in paragraph 2 above. Such Articles/Certificate of Incorporation have not been amended, annulled, rescinded, revoked or supplemented, and remain in full force and effect as of the date hereof.

4. The attached resolutions were duly and validly adopted by Borrower’s Board of Directors at a duly held meeting of such directors (or pursuant to a unanimous written consent or other authorized corporate action). Such resolutions are in full force and effect as of the date hereof and have not been in any way modified, repealed, rescinded, amended or revoked, and Bank may rely on them until Bank receives written notice of revocation from Borrower. In addition, these resolutions were approved by at least two directors from Borrower’s Board of Directors that were elected by holders of Borrower’s preferred stock, as set forth in Borrower’s Amended and Restated Certificate of Incorporation.

5. The following officers or employees of Borrower, whose names, titles and signatures are below, may act on behalf of Borrower:

Name	Title	Signature	Authorized to Add or Remove Signatories

☐
☐
☐
☐

6. The persons listed above are Borrower’s officers or employees with their titles and signatures shown next to their names.

By:
Name:
Title:

*** If the Secretary, Assistant Secretary or other certifying officer executing above is designated by the resolutions set forth in paragraph 4 as one of the authorized signing officers, this Certificate must also be signed by a second authorized officer or director of Borrower.

I, the of Borrower, hereby certify as to paragraphs 1 through 5 above, as of the date set forth above.
[print title]

By:
Name:
Title:

EXHIBIT D

COMPLIANCE CERTIFICATE

TO:	SILICON VALLEY BANK	Date:
FROM:	SOLAZYME, INC.

The undersigned authorized officer of SOLAZYME, INC. (“Borrower”) certifies that under the terms and conditions of the Loan and Security Agreement between Borrower and Bank (the “Agreement”):

(1) Borrower is in complete compliance for the period ending                      with all required covenants except as noted below; and (2) there are no Events of Default.

Attached are the required documents supporting the certification. The undersigned certifies that these are prepared in accordance with GAAP consistently applied from one period to the next except as explained in an accompanying letter or footnotes. The undersigned acknowledges that no borrowings may be requested at any time or date of determination that Borrower is not in compliance with any of the terms of the Agreement, and that compliance is determined not just at the date this certificate is delivered. Capitalized terms used but not otherwise defined herein shall have the meanings given them in the Agreement.

Please indicate compliance status by circling Yes/No under “Complies” column.

Reporting Covenant	Required	Complies

Monthly financial statements with Compliance Certificate	Monthly within 30 days	Yes No
Annual financial statement (CPA Audited) + CC	FYE within 180 days	Yes No
Updated Perfection Certificate	FYE within 180 days	Yes No
10-Q, 10-K and 8-K	Within 5 days after filing with SEC	Yes No
Borrowing Base Reports (A/R & A/P Agings)	Monthly within 30 days	Yes No
Annual projections	FYE within 60 days	Yes No

Financial Covenant	Required	Actual	Complies

Maintain at all times:
Minimum unrestricted cash and unrestricted investments at Bank and Banks’ Affiliates	$25,000,000	$	Yes No
Minimum unrestricted cash and unrestricted investments	$30,000,000	$	Yes No

The following financial covenant analysis and information set forth in Schedule 1 attached hereto are true and accurate as of the date of this Certificate.

The following are the exceptions with respect to the certification above: (If no exceptions exist, state “No exceptions to note.”)

Solazyme, Inc.	BANK USE ONLY

By:	Received by:
Name:		AUTHORIZED SIGNER
Title:	Date:

Verified:
AUTHORIZED SIGNER

Date:

Compliance Status: Yes No

Schedule 1 to Compliance Certificate

Financial Covenants of Borrower

In the event of a conflict between this Schedule and the Loan Agreement, the terms of the Loan Agreement shall govern.

Dated:

I.	Minimum Cash (Section 6.7(a))

Required [at all times]:	$30,000,000 unrestricted cash and unrestricted investments, including $25,000,000 unrestricted cash and unrestricted investments at Bank and Bank’s Affiliates

Actual:

A.	Minimum value of aggregate value of the unrestricted cash and unrestricted investments of Borrower during relevant time period	$

B.	Minimum value of aggregate value of the unrestricted cash and unrestricted investments of Borrower at Bank and Bank’s Affiliates during relevant time period	$

Is line A equal to or greater than $30,000,000?

No, not in compliance	Yes, in compliance

Is line B equal to or greater than $25,000,000?

No, not in compliance	Yes, in compliance